DATED 6 November 2003

CHYRON CORPORATION

and

OVAL (1883) LIMITED

AGREEMENT relating to the sale and purchase of the entire issued share capital of Chyron UK Holdings Limited

Charles Russell

8-10 New Fetter Lane

London EC4A 1RS

Tel: 020 7203 5000

Fax: 020 7203 0200

Ref: SJC/AK/19826/1

INDEX
1	INTERPRETATION	1
2	AGREEMENT FOR SALE	11
3	PURCHASE CONSIDERATION	11
4	COMPLETION	12
5	COMPLETION ACCOUNTS AND ESCROW AND FURTHER PAYMENTS	16
6	WARRANTIES	18
7	LIMITATIONS OF LIABILITY	21
8	PURCHASERS REMEDIES	21
9	POST COMPLETION OBLIGATIONS	21
10	NON-COMPETITION COVENANTS	26
11	NAMES	29
12	TRANSITIONAL AGREEMENTS	30
13	CONFIDENTIALITY	31
14	FURTHER ASSURANCE	32
15	ASSIGNMENT	32
16	COSTS	32
17	STAMP DUTY	32
18	SURVIVAL OF OBLIGATIONS	33
19	TIME OF THE ESSENCE	33
20	AMENDMENTS	33
21	REMEDIES	33
22	RIGHTS OF THIRD PARTIES	33
23	NOTICES	33
24	COUNTERPARTS	35
25	ENTIRE AGREEMENT	35
26	GOVERNING LAW	35
27	JURISDICTION	36
SCHEDULE 1		37
	Part 1 - The Company	37
	Part 2 - The UK Subsidiary	39
	Part 3 - The French Subsidiary	41
	Part 4 - The Dormant Subsidiaries	42
	Part 5 - The US Subsidiary	46
i SCHEDULE 2 - Intellectual Property		47
SCHEDULE 3 - The Properties		49
	Part 1 - Freehold Properties	49
	Part 2 - Leasehold Properties	49
	Part 3 - Properties Subject to Leases and Licences	50
	Part 4 - French Property	50
SCHEDULE 4 - Completion Documents		51
SCHEDULE 5		53
	Part 1 - the UK Warranties	53
	Part 2 - the French Subsidiary Warranties	82
	Part 3 - The Dormant Subsidiaries	86
	Part 4 - The US Subsidiary Warranties	87
SCHEDULE 6 - Limitation of Liability		88
	Part 1	88
	Part 2	91
SCHEDULE 7 - Guarantees		94
SCHEDULE 8 - Completion Accounts		95
	Part A - Preparation	95
	Part B - Basis of Preparation	98
SCHEDULE 9 - Tax Covenant		101
SCHEDULE 10 - Licence		113
SCHEDULE 11 - Barclays Bank Guarantees		119
SCHEDULE 12 - Deferred Consideration		120

ii

THIS AGREEMENT is made on 6 November 2003

BETWEEN:

  CHYRON CORPORATION, a company incorporated under the laws of New York whose registered office is at 5 Hub Drive, Melville, New York, 11747, New York, USA (the "Vendor"); and

  OVAL (1883) LIMITED (registered no. 4808255) whose registered office is at 2 Temple Back East, Temple Quay, Bristol BS1 6EG (the "Purchaser").

recitals:

  Chyron UK Holdings Limited (the "Company") is a private company limited by shares incorporated in England further information about which is contained in Part 1 of Schedule 1.

  The Vendor is the beneficial owner of or is otherwise able to procure the transfer, free from Encumbrances, of all the issued shares in the capital of the Company.

  The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the issued shares in the capital of the Company subject to and on the terms and conditions set forth herein.

IT IS AGREED as follows:

  INTERPRETATION

  1.1    Definitions

In this Agreement unless the context otherwise requires:

"Accounts Department"

means the personnel who comprise the accounts department of the Purchaser or any member of the Group and who at the date hereof include, without limitation, Steve Allen, Ann Letts, Beryl Bernard, Sally Fordham and Melanie Brookes;

"Accounts Relief"

means a Relief which has been treated as an asset in the Audited Accounts or has been taken into account in computing (and reducing) a provision for Tax (including deferred Tax) which appears in the Audited Accounts or has resulted in no provision for deferred tax being made in the Audited Accounts;

"Agreement"

means this agreement and all Schedules to this agreement;

"Associated Company"

shall have the meaning ascribed thereto by Section 416 of the Taxes Act;

"Auditors"

means PricewaterhouseCoopers LLP of Harman House, 1 George Street, Uxbridge UB8 1QQ;

"Audited Accounts"

the audited consolidated balance sheet of the Company and the Subsidiaries made up as at the Balance Sheet Date and the audited consolidated profit and loss account of the Company and the Subsidiaries for the year ended on that date, and the notes, reports, statements and other documents which are annexed to the accounts of the company concerned;

"Balance Sheet Date"

means 31 December 2002;

"Barclays Bank Guarantees"

means the guarantees and indemnities given by Barclays Bank plc for the benefit of any member the Group as set out in Schedule 11;

"Barclays Repayment"

has the meaning given to it in clause 4.3.2(d);

"Business"

means the business carried out by any member of the Group immediately prior to Completion including, without limitation, the development, manufacture and distribution and sale to end users, distributors, system integrators and other manufacturers (regardless of the end use of the product), of signal processing and distribution systems, including signal switching, mixing, storage, format conversion, logo insertion, signal monitoring, and all their associated control systems, broadcast automation and media management systems including broadcast servers, computers and associated network equipment, and all of their natural product technology extensions;

"CAA"

means the Capital Allowances Act 2001;

"Company"

has the meaning given to it in the Recitals;

"Completion"

means completion of the sale and purchase of the Shares as contemplated in clause 4;

"Completion Accounting Period"

means the period from the Balance Sheet Date and ending on the date hereof;

"Completion Accounts"

means the completion accounts of the UK Subsidiary relating to the Completion Accounting Period prepared in accordance with Schedule 8;

"Completion Date"

means the date on which Completion takes place;

"Consideration"

means the consideration payable as set out in clause 3;

"Danehill Land Transfer"

mean the transfer dated 2 December 2002 between the UK Subsidiary and Manhattan Securities Limited;

"Deferred Salary and Bonuses"

mean the payments made by the UK Subsidiary on behalf of the Vendor to the individuals named in and in accordance with the schedule of deferred salary and bonuses in the Agreed Form;

"Disclosed Documents"

means the documents which form the Disclosure Bundle as set out in the index attached to the Disclosure Letter;

"Disclosure Bundle"

means the bundle of documents disclosed by or on behalf of the Vendor and attached to the Disclosure Letter;

"Disclosure Letter"

means the letter of even date herewith from the Vendor to the Purchaser disclosing:

    information constituting exceptions to the Warranties; and

    particulars of other matters referred to in this Agreement;

"Dormant Subsidiaries"

means the companies, details of which are set out in Part 4 of Schedule 1;

"Employees"

means all the employees of the Company or the UK Subsidiary engaged at the date of this Agreement and "Employee" means any of them.

"Encumbrance"

includes any interest of any person including, without prejudice to the generality of the foregoing, any fixed or floating security, debenture, mortgage, charge, assignation, pledge, deposit by way of security, bill of sale, lease, hire-purchase, credit-sale and other agreements for payment on deferred terms, right to acquire, option, lien or right of pre-emption, security interest, title retention or other right of retention or any other security agreement or arrangement whatsoever;

"Escrow Account"

means an interest bearing deposit account opened with the National Westminster Bank plc and held jointly by the Stakeholders;

"Escrow Fund"

means the sum of GBP250,000;

"Escrow Letter"

means the letter of instructions to the Stakeholders in the Agreed Form;

"Escrow Payment Date"

means the date of the agreement or determination of the Completion Accounts in accordance with Schedule 8;

"Event"

means any event, act, transaction, arrangement, default or omission including, without limitation, the receipt or accrual of any income or gains or any distribution, failure to distribute, acquisition, disposal, payment, loan or advance;

"Expert"

has the meaning given to it in Schedule 8;

"the Final Salary Scheme"

means the Pro-Bel Limited Pension Scheme established by an interim trust deed dated 25 October 1979 and made between Pro-Bel Limited (as the Company was then known) and Raymond Hartman and others, that is currently governed by the provisions of a Deed dated 31 August 1999 and the Rules annexed to it (as amended);

"French Accounts"

the audited balance sheet of the French Subsidiary made up as at the Balance Sheet Date and the unaudited profit and loss account of the French Subsidiary for the year ended on that date, and the notes, reports, statements and other documents which are annexed to the accounts of the French Subsidiary;

"French Property"

means the property, short particulars of which are set out in Part 4 of Schedule 3;

"French Subsidiary"

means the company, details of which are set out in Part 3 of Schedule 1;

"Fringford Payment"

means the payment due to the UK Subsidiary pursuant to clause 13 of Section 13 of the Fringford Transfer;

"Fringford Transfer"

means the transfer dated 24 November 2000 between the UK Subsidiary and WT Reddrop and KJ Reddrop relating to The Paddock, Manor Farm, Fringford;

"the GPP"

means the Pro-Bel Limited Group Personal Pension Plan established with Friends Provident under plan number F46600;

"Group"

means the Company and the Subsidiaries together and "Group Company" shall mean any member of the Group;

"Initial Consideration"

means the sum of GBP4,121,858;

"Intellectual Property"

all inventions (whether patentable or not), patents, utility models, designs (both registered and unregistered and including rights in semiconductor topographies), copyright, database rights, trade and service marks (both registered and unregistered) together with all applications for, rights to the grant of and extensions of the same, and all other intellectual and industrial property including but not limited to all similar or analogous rights throughout the world, in each case for the full term of the relevant right;

"Intellectual Property Rights"

means all Intellectual Property that is owned by the Company and the Subsidiaries and used by the Company and the Subsidiaries in their businesses;

"Land at Danehill Payment"

means payment due to the UK Subsidiary pursuant to clause 8 of section 13 of the Danehill Land Transfer;

"Licence"

means the trade mark licence regarding the use of the word "Chyron" in the form set out in Schedule 10;

"Licensed Rights"

means the Intellectual Property Rights that are licensed to the Company and/or the Subsidiaries and listed in Part 2 of Schedule 2;

"Management Accounts"

means the unaudited management accounts of the Company and the Subsidiaries for the period from the Balance Sheet Date to the Management Accounts Date;

"Management Team"

means each of Graham Pitman, Neil Maycock, James Reid, Peter Mayhead, Russ Trayling, David Collins and Alan Smith;

"Management Accounts Date"

means 30 September 2003;

"Net Assets Shortfall"

has the meaning given to it in clause 5.2;

"Net Asset Target"

means GBP5,500,000;

"Net Asset Value"

means the adjusted net asset value of the UK Subsidiary as shown by the Completion Accounts - being the book value of freehold property, leasehold property, tangible fixed assets, current assets, current liabilities, long term liabilities, provisions for liabilities and charges but excluding goodwill, intergroup balances, investments in Group Companies, the Vendor Loan, the Trading Loan Balance, and, for the avoidance of doubt, excluding all intergroup guarantees, any credit balances or overdrafts with Barclays Bank plc or Fleet Bank, mortgages with Barclays Bank plc, net cash and all arrangements with HSBC including, without limitation, any facility, charges, overdrafts or guarantees;

"the Pension Schemes"

means the Final Salary Scheme, the GPP, and each plan, scheme or arrangement disclosed in the Disclosure Letter;

"Properties"

means the UK Properties and the French Property;

"Purchaser's Group"

means the Purchaser and/or any subsidiary of the Purchaser from time to time (including the Company and the Subsidiaries with effect from Completion);

"Purchaser's Solicitors"

means Osborne Clarke of Apex Plaza, Forbury Road, Reading, RG1 1AX;

"Relevant Claim"

means any claim (whether in contract, tort or otherwise) by the Purchaser or an assignee of the Purchaser in respect of a breach of this Agreement including any of the Warranties other than pursuant to the Tax Covenant;

"Relief"

includes any loss, relief, allowance, credit, deduction, exemption, set-off or right to repayment of Tax including, without limitation, any deduction in computing income profits or gains for the purposes of any Tax and references to the "loss of any Relief" include the loss, reduction, counteraction, disallowance, setting-off against profits, crediting against a liability to make an actual payment of taxation to failure to obtain a Relief and "lose" and "lost" shall be construed accordingly;

"Rent Deposit Deed"

means the Deposit Deed from the UK Subsidiary in favour of Slough Trading Estate Limited created on 15/06/2000 and registered on 23/06/2000;

"Report Repayment"

has the meaning given to it in clause 4.3.2(b);

"Retained Business"

means the business carried on by any member of the Vendor's Group immediately prior to Completion including, without limitation, the development, manufacture, distribution, and sale to end users, distributors and other manufacturers (regardless of the end use of the product), of video graphics related hardware and software products, character generator systems, video servers, video and audio mixing systems, graphic solutions including related media management systems, logo insertion, channel branding solutions and all associated hardware and software solutions businesses and their natural product technology extensions;

"Shares"

means the entire issued share capital of the Company;

"Stakeholders"

means the Purchaser's Solicitors and the Vendor's Solicitors.

"Subsidiaries"

means the subsidiaries of the Company details of which are set out in Parts 2, 3, 4 and 5 of Schedule 1;

"TCGA"

means the Taxation of Chargeable Gains Act 1992;

"Tax" or "Taxation"

means any form of taxation, duty, impost, levy, tariff of any nature whatsoever whether of the United Kingdom, France or the United States of America or elsewhere in the world in all cases payable to a Tax Authority whether or not any such taxation, duty, impost, levy or tariff arises in respect of actual deemed gross or net income profits, gains, value, receipt, payment, distribution, sale, purchase, disposal, use occupation, franchise, value added property or right and includes, without limitation, any withholding or deductions amount subject to PAYE or other amount of or in respect of any of the foregoing payable by virtue of any Tax Statute and any penalty, charge, surcharge, fine, costs or interest payable in connection with any such taxation, duty, impost, levy or tariff;

"Taxes Act"

means the Income and Corporation Taxes Act 1988;

"the Taxes Acts"

means the Income and Corporation Taxes Act 1988 and the Income Tax (Earnings and Pensions) Act 2003;

"Tax Authority"

means the Commissioners of Inland Revenue, the Commissioners of Customs and Excise, the Contributions Agency, or any authority or body, whether of the United Kingdom or France or the European Union or elsewhere in the world and whether national or otherwise having the power or authority or other function in relation to Tax;

"Tax Covenant"

means the covenant in the form set out in Schedule 9;

"Tax Liability"

means any liability of the Company or any of the Subsidiaries to make a payment or increased payment of Tax;

"Tax Statute"

means any primary or secondary statute instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax, including, for the avoidance of doubt, any directive or regulation adopted by the Council of the European Union;

"Tax Warranties"

means those Warranties set out in paragraph 9 of Part 1 of Schedule 5;

"Trading Loan Balance"

means the sum of GBP225,000 being the balance owed by the Company and other members of the Group to the Vendor immediately prior to Completion in relation to inter-company trading;

"UK Properties"

means the properties, short particulars of which are set out in Parts 1, 2 and 3 of Schedule 3;

"UK Subsidiary"

means Pro-Bel Limited, further details of which are set out in Part 2 of Schedule 1;

"US Subsidiary"

means Pro-Bel Inc., further details of which are set out in Part 5 of Schedule 1;

"VATA"

means the Value Added Tax Act 1994;

"Vendor's Group"

the Vendor and/or any subsidiary (except for the Company and the Subsidiaries) of the Vendor at the relevant time;

"Vendor Loan"

means the sum of GBP2,410,709 being the aggregate net indebtedness (having taken into account and setting off any monies due from the Vendor or any member of the Vendor's Group (other than a Group Company) to any member of the Group and excluding all amounts taken into account in calculating the Trading Loan Balance) of the Group to the Vendor's Group (which shall exclude the Group) immediately prior to Completion;

"Vendor's Solicitors"

means Charles Russell of 8-10 New Fetter Lane, London, EC4A 1RS;

"Warranties"

means the warranties set out in Schedule 5 and all other warranties on the part of the Vendor expressly contained in this Agreement; and

"Warranty Claim"

means a claim under the Warranties set out in clause 6.1 or Schedule 5 and all other warranties on the part of the Vendor expressly contained in this Agreement.

1.2    Interpretation and Construction

1.2.1    In this Agreement, unless otherwise specified or the context otherwise requires:-

  words importing the singular only shall include the plural and vice versa;

  words importing the whole shall be treated as including a reference to any part thereof;

  words importing any gender shall include all other genders;

  reference to a Schedule, clause or paragraph is to the relevant Schedule, clause of this Agreement or to paragraphs in the Schedule to the Agreement in which such references appear;

  reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

  reference to any statutory provision is a reference to any subordinate legislation made under that provision from time to time and reference to any provision of law is a reference to that provision as modified or re-enacted from time to time except to the extent that any modification or re-enactment takes effect after the date of this Agreement and has the effect of increasing or extending any obligation or liability or otherwise adversely affects the rights of any party to this Agreement;

  reference to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

1.2.2    Headings used in this Agreement shall not affect its construction or interpretation.

1.3    Other references

In this Agreement a reference to:-

1.3.1    "writing" or "written" includes faxes and any non-transitory form of visible reproduction or words but excludes electronic mail;

1.3.2    a document being "in the Agreed Form" means that it shall be in the form agreed by the Vendor and the Purchaser and signed or initialled by or on behalf of the Vendor and the Purchaser for identification;

1.3.3    a "person" includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body of two or more of the foregoing (whether or not having separate legal personality and wherever incorporated or established);

1.3.4    a "business day" means a day, other than a Saturday or a Sunday, on which clearing banks are open for commercial business in London;

1.3.5    a "subsidiary" means a subsidiary as defined in section 736 and 736A of the Companies Act 1985;

1.3.6    a "holding company " means a holding company as defined in section 736 and 736A of the Companies Act 1985.

1.3.7    the time of day is reference to time in London, England.

2.    AGREEMENT FOR SALE

Subject to the terms and conditions of this Agreement, the Vendor shall sell, with full title guarantee and with all rights attaching or accruing to them, free from all Encumbrances and the Purchaser shall purchase with effect from the Completion Date, the Shares.

3.    PURCHASE CONSIDERATION

The consideration for the sale by the Vendor of the Shares shall be the payment to the Vendor of:

3.1    the Initial Consideration in cash at Completion in accordance with clause 4.3.1(a); and

3.2    the balance of the Escrow Fund (if any) due to the Vendor once the Completion Accounts have been agreed in accordance with the provisions of clause 5 (excluding any monies representing interest); and

3.3    the deferred consideration payable in accordance with the provisions of Schedule 12, if any; and

3.4    the deferred consideration payable in accordance with the provisions of clause 5.8 (to the extent not paid out of the Escrow Fund), if any; and

3.5    a sum equal to any amounts paid to any member of the Group in respect of the Land at Danehill Payment in accordance with the provisions of subclauses 9.3 and 9.4; and

3.6    a sum equal to any amounts paid to any member of the Group in respect of the Fringford Payment in accordance with the provisions of subclauses 9.7 and 9.8.

4.    COMPLETION

4.1    Date and place

Completion shall take place at the offices of the Purchaser's Solicitors on the date hereof or such later date as the parties may agree in writing.

4.2    Vendor's obligations

At Completion the Vendor shall:

4.2.1    deliver, give or make available to the Purchaser the documents listed in Schedule 4 (Completion Documents);

4.2.2    procure that a board meeting of the Company is held at which it shall be resolved that:

  the transfer in respect of the Shares be approved for registration and that a share certificate in respect thereof be executed by the Company and delivered to the Purchaser subject only to the said transfer being duly stamped;

  the resignations of Michael Knight, David Ward and Michael Wellesley-Wesley as directors of the Company be tabled and approved;

  approve the financial assistance for the transaction

  Peter Mayhead and James Reid shall be appointed directors of the Company;

  all existing authorities to the bankers of the Company relating to bank accounts (other than in relation to Fleet bank) be revoked and such persons as the Purchaser may nominate to operate the same be approved;

4.2.3    procure that a board meeting of the UK Subsidiary is held at which it shall be resolved that:

  the resignations of Michael Knight, David Ward and Michael Wellesley-Wesley as directors of the UK Subsidiary be tabled and approved;

  approve the financial assistance for the transaction

  Peter Mayhead shall be appointed a director of UK Subsidiary;

  all existing authorities to the bankers of the UK Subsidiary relating to bank accounts (other than in relation to Fleet bank) be revoked and such persons as the Purchaser may nominate to operate the same be approved.

4.2.4    procure that a board meeting of Cadniques Limited is held at which it shall be resolved that:

  the resignation of Raymond Parsons as a director of Cadniques Limited be tabled and approved;

  Peter Mayhead shall be appointed a director of Cadniques Limited; and

  all existing authorities to the bankers of Cadniques Limited relating to bank accounts be revoked and such persons as the Purchaser may nominate to operate the same be approved;

4.2.5    procure that a board meeting of Pro-Bel Software Limited is held at which it shall be resolved that:

  the resignations of Michael Knight and Malcolm Butler as directors of Pro-Bel Software Limited be tabled and approved;

  Peter Mayhead shall be appointed a director of Pro-Bel Software Limited; and

  all existing authorities to the bankers of Pro-Bel Software Limited relating to bank accounts be revoked and such persons as the Purchaser may nominate to operate the same be approved;

4.2.6    procure that a board meeting of Pro Bel Inc., is held at which it shall be resolved that:

  the resignations of Jerry Kieliszak and Michael Wellesley-Wesley as directors of Pro Bel Inc. and Robert Matlin as secretary, be approved; and

  Peter Mayhead and Graham Pitman shall be appointed directors and Peter Mayhead be appointed Secretary of Pro Bel Inc,

4.2.7    deliver to the Purchaser a duly executed counterpart of the deed in which it shall acknowledge that there are no sums due from any member of the Purchaser's Group to any member of the Vendor's Group, save as shown in the Vendor Loan and Trading Loan Balance schedules in the Agreed Form;

4.3    Purchaser's obligations

4.3.1    At Completion the Purchaser shall pay part of the Consideration payable as follows:

  telegraphically transfer to the Vendor's Solicitors bank account detailed below the sum of GBP4,121,858 (pounds Sterling) being the Initial Consideration:

  Name of Account: Charles Russell Client Account General Account (London)

Name and address of Bank: Barclays Bank

London Corporate Banking

54 Lombard Street

London EC3V 9EX

Account Number: 90329983

Sort Code: 20-32-29

Receipt by the Vendor's Solicitors of the payment in full of the sums in the account detailed in this clause 4.3.1(a) shall be sufficient discharge to the Purchaser of its obligations under this clause 4.3.1(a);

(b)    pay the Escrow Fund into the Escrow Account to be held in accordance with clause 5 (Completion Accounts and Escrow).

4.3.2    At Completion the Purchaser shall also:

  pay an amount equal to the Deferred Salary and Bonuses to the UK Subsidiary on behalf of the Vendor;

  procure the repayment by the Group to the Vendor in full in cleared funds to the Vendor's Solicitors bank account detailed below the sum of GBP2,410,709 (pounds Sterling) being the Vendor Loan:

  Name of Account: Charles Russell Client Account General Account (London)

  Name and address of Bank: Barclays Bank

  London Corporate Banking

  54 Lombard Street

  London EC3V 9EX

  Account Number: 90329983

  Sort Code: 20-32-29

  Receipt by the Vendor's Solicitors of the payment in full of the sums in the account detailed in this clause 4.3.2(a) shall be full discharge to the Purchaser of its obligations under this clause 4.3.2(a);

  telegraphically transfer to the Vendor's Solicitors bank account detailed below the sum of GBP111,300 (the "Report Repayment") by way of a reimbursement of the fees of PricewaterhouseCoopers LLP and CIL paid by the Vendor for their reports on the Company and the Purchaser prepared for the benefit of the Purchaser:

  Name of Account: Charles Russell Client Account General Account (London)

  Name and address of Bank: Barclays Bank

  London Corporate Banking

54 Lombard Street

London EC3V 9EX

Account Number: 90329983

Sort Code: 20-32-29

Receipt by the Vendor's Solicitors of the payment in full of the sums in the account detailed in this clause 4.3.2(b) shall be full discharge to the Purchaser of its obligations under this clause 4.3.2(b).

d.    telegraphically transfer to Barclays Bank plc the sum of GBP2.068,022 (pounds Sterling) ( the "Barclays Repayment") being the estimated net indebtedness of the Group to Barclays Bank plc as set out in the Barclays Repayment schedule in the Agreed Form in order to release the liabilities and obligations of the Group secured by the charges set out in Schedule 1 (other than in relation to the Rent Deposit Deed):

e.    deliver to the Vendor a guarantee from HSBC in favour of Barclays Bank plc in respect of an amount equal to the aggregate of the Barclays Bank Guarantees;

f.    deliver to the Vendor counterparts of the Licence, the Disclosure Letter and the Tax Covenant in each case duly executed by the Purchaser;

g.    deliver such evidence as the Vendor may reasonably require that the Auditors have received a duly executed copy of the facility letter with HSBC in relation to a credit facility of at least GBP1,000,000;

h.    deliver to the Vendor the duly executed resignation of Peter Mayhead resigning as the Secretary of Chyron Streaming Services signed as a deed in which he shall acknowledge that he has no claims against Chyron Streaming Services or any member of the Vendor's Group for compensation for loss of office;

i.    deliver to the Vendor the duly executed resignation of Graham Pitman as a senior vice president of Chyron Corporation and managing director of Chyron Pro-Bel division signed as a deed in which he shall acknowledge that he has no claims against Chyron Corporation or any member of the Vendor's Group for compensation for loss of office;

j.    deliver to the Vendor a duly executed counterpart of the deed in which it shall acknowledge that there are no sums due from any member of the Vendor's Group to any member of the Group, save as shown in the Vendor Loan and Trading Loan Balance schedules in the Agreed Form;

k.    deliver to the Vendor to receive on behalf of the Vendor's Solicitors a duly executed counterparts of the Escrow Letter, executed by the Purchaser.

4.4    Failure to comply

If in any respect the obligations of either party set out in this clause 4 and Schedule 5 are not complied with on the date specified in clause 4.1, the party not in default shall not be obliged to complete this Agreement and may (without prejudice to its rights under this Agreement):

4.4.1    defer Completion to a date not more than twenty eight days after that date; or

4.4.2    proceed to Completion as far as practicable (but not including completion of the purchase of some only of the Shares); or

4.4.3    waive all or any of the requirements contained in clause 4.2 (if the Vendor is the defaulting party or 4.3 if the Purchaser is the defaulting party) at its discretion by means of a notice to that effect in writing served on the other.

4.4.4    if, and only if, the party not in default shall have deferred Completion in accordance with clause 4.4.1 for a period of at least 21 days and the party in default is still unable to comply with the obligations in this clause 4 and Schedule 4 then the party not in default may rescind this Agreement at any time prior to Completion.

5.    COMPLETION ACCOUNTS AND ESCROW and further payments

5.1    After Completion the Purchaser shall use its best endeavours to prepare or to procure the preparation of Completion Accounts in accordance with Schedule 8.

5.2    If, following agreement or determination by the Expert of the Completion Accounts the Net Asset Value is less than the Net Asset Target (the amount by which the Net Asset Value is less than the Net Asset Target being the "Net Assets Shortfall") then the Purchaser and the Vendor shall procure (to the extent within their respective powers to procure) that a sum equal (on a GBP for GBP basis) to the Net Assets Shortfall (the "First Payment") shall be paid to the Purchaser out of the Escrow Account within 10 business days of the Escrow Payment Date and such payment shall be treated as a reduction of the Consideration (i.e. it will reduce the maximum consideration payable to the Vendor). Interest from the Escrow Account which is attributable to the amount of the First Payment shall also be paid to the Purchaser but will not be taken into account in calculating the reduction of the Consideration. After such payment, if any balance remains in the Escrow Account the Purchaser and the Vendor shall procure (to the extent within their respective powers to procure) that it shall forthwith be paid (together with accrued interest in respect thereof) to the Vendor. All payments out of the Escrow Account shall be made after deducting all applicable bank charges relating to the Escrow Account from the Escrow Account and the Escrow Fund shall be reduced by a corresponding amount.

5.3    If, following agreement or determination by the Expert of the Completion Accounts the Net Asset Value is equal to or exceeds the Net Asset Target there will be no adjustment to the Consideration.

5.4    If the Net Assets Shortfall is greater than the Escrow Fund, any excess sums due to be paid to the Purchaser by the Vendor will be set off by the Vendor on a pound for pound basis against the amount of the Trading Loan Balance due to the Vendor with effect from the Escrow Payment Date, as if such payment was due to be made on such date, up to a maximum amount equal to the Trading Loan Balance.

5.5    If the Net Assets Shortfall is greater than the aggregate of the Escrow Fund and the amount of the Trading Loan Balance, the Vendor undertakes to pay the sum by which the Net Assets Shortfall exceeds the aggregate of the Escrow Fund and the amount of the Trading Loan Balance to the Purchaser up to a maximum equal to the aggregate of the Initial Consideration (less a sum equal to any amounts constituting or deemed to be a reduction to the Consideration), the amount of the Barclays Repayment, the amount of the Vendor Loan and any deferred consideration actually paid to the Vendor in accordance with Schedule 12 (less any amounts paid in respect of a Relevant Claim or under the Tax Covenant). This sum shall be paid within 10 business days of the Escrow Payment Date and shall carry interest at a rate of 4% over the base rate of Barclays Bank Plc from the Escrow Payment Date until the date of actual payment.

5.6    Save where the contrary is expressly stated, the agreement or determination by the Expert of the Completion Accounts does not constitute or operate as a waiver of any other rights, powers or remedies of the Purchaser or of any other provision of this Agreement and does not preclude the exercise of any other right, power or remedy of the Purchaser arising under this Agreement and for the avoidance of doubt, to the extent that the sum of the Net Assets Shortfall exceeds the amount of the Escrow Fund the Purchaser shall not be precluded from recovering any additional amount pursuant to a claim under the Warranties other than to the extent that the subject matter giving rise to claim is taken into account in calculating the Net Assets Value.

5.7    Each of the parties will use their respective best endeavours to ensure that instructions given to the Stakeholders in respect of the Escrow Account are issued in order to give effect to the provisions of this clause 5.

5.8    Subject to such sums having been set off in accordance with clause 5.4 above, on or before 30 April 2005, the Purchaser shall or shall procure repayment by the Company of the Trading Loan Balance to such account as may be notified by the Vendor or if no such account has been notified to:

Name of Account: Charles Russell Client Account General Account (London)

Name and address of Bank: Barclays Bank

London Corporate Banking

54 Lombard Street

London EC3V 9EX

Account Number: 90329983

Sort Code: 20-32-29

In the event that the Trading Loan Balance is not repaid in full on this date it shall carry interest at a rate of 4% over the base rate of Barclays Bank Plc from 30 April 2005 until the date of actual payment.

Receipt by the Vendor's Solicitors of the payment in full of the sums in the account detailed in this clause 5.8 shall be full discharge to the Purchaser of its obligations under this clause 5.8.

6.    WARRANTIES

6.1    Warranties

Subject to the provisions of this clause 6 and clause 7 and subject as provided for or contemplated in this Agreement, the Vendor warrants to the Purchaser that the terms of the Warranties are true and accurate as at the date of this Agreement.

6.2    Inclusion of Subsidiaries

For the purposes of the Warranties set out in Part 1 of Schedule 5 reference to the "Company" shall include the UK Subsidiary.

6.3    Disclosure

The Warranties are given subject to facts and matters fairly disclosed in the Agreement, the Disclosure Letter and in the Disclosed Documents and the Purchaser and any assignee of the Purchaser pursuant to clause 15.2 shall have no claim under the Warranties in relation to any fact or matter so disclosed.

6.4    Scope of the Warranties

Each Warranty is a separate and independent warranty.

The Purchaser acknowledges and agrees for itself and on behalf of any assignee of the Purchaser pursuant to clause 15.2 that the Vendor does not give any warranty:

6.4.1    in respect of Tax save for the Warranties in paragraph 9 of Part 1 of Schedule 5 and paragraph 11 of Part 2 of Schedule 5 and each of the other Warranties shall be deemed not to be given in respect of Tax;

6.4.2    in respect of the Intellectual Property Rights or other Intellectual Property save for the Warranties in paragraph 10.5 of Part 7 of Schedule 5 and each of the other Warranties shall be deemed not to be given in respect of an Intellectual Property Rights or other Intellectual Property;

6.4.3    in respect of the UK Properties save for the Warranties in paragraph 12 of Part 1 of Schedule 5 and each of the other Warranties shall be deemed not to be given in respect of the Properties;

6.4.4    in respect of the Company and the UK Subsidiary save for the Warranties in Part 1 of Schedule 5 and each of the other Warranties shall be deemed not to be given in respect of the Company and the UK subsidiary;

6.4.5    in respect of the French Subsidiary save for the Warranties in Part 2 of Schedule 5 and each of the other Warranties shall be deemed not to be given in respect of the French Subsidiary;

6.4.6    in respect of the French Property save for the Warranties in paragraph 8 of Part 2 of Schedule 5 and each of the other Warranties shall be deemed not to be given in respect of the French Property;

6.4.7    in respect of the Dormant Subsidiaries save for the Warranties in Part 3 of Schedule 5 and each of the other Warranties shall be deemed not to be given in respect of the Dormant Subsidiaries; and

6.4.8    in respect of the US Subsidiary save for the Warranties in Part 4 of Schedule 5 and each of the other Warranties shall be deemed not to be given in respect of the US Subsidiary.

6.5    Knowledge of the Vendor

Where any Warranty refers to the knowledge, information or belief of the Vendor, the Vendor shall be deemed to have made due and careful enquiries of Michael Wellesley-Wesley, Michael Knight, Jerry Kieliszak and Roger Henderson and no other person and without carrying out searches and neither the Vendor nor such directors shall be obliged to enquire of any other persons or to carry out any searches.

6.6    Warranties given at the date of this Agreement

The Warranties are given on the date of this Agreement and the Vendor is under no obligation to disclose to the Purchaser or any assignee of the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Warranties or of which it may become aware after the date of this Agreement.

6.7    Payments under Warranties to be deemed reduction of consideration

Any amount payable to the Purchaser under this Agreement for breach of the Warranties shall be deemed to be a reduction in the Consideration payable for the Shares.

6.8    Covenant for Taxation

The Vendor covenants to the Purchaser in the terms of the Tax Covenant as set out in Schedule 9.

6.9    Purchaser Warranty

The Purchaser warrants to the Vendor in the terms of paragraph 5 of Schedule 6.

6.10    Indemnities

6.10.1    The Vendor agrees to indemnify and keep indemnified the Purchaser and each Group Company against any and all liabilities, damages, awards, costs and expenses properly incurred in respect of any claim which is made by any individuals (save for any members of the Management Team) ("Optionholder") in respect of any loss which they may suffer in relation to the options held by and vested in such individual immediately prior to Completion under the Chyron Corporation 1999 Incentive Compensation Plan and the Inland Revenue Approved Rules for UK Employees which save for limited exercise rights set out in clause 6.10.3 below are improperly deemed to lapse on Completion and further if such options subsequently become validly exercisable and are validly exercised by such individuals, the Vendor shall indemnify the relevant member of the Group or the Purchaser's Group for any liability in respect of employers NIC incurred by such member of the Group or Purchaser's Group by reason of such exercise.

6.10.2    For the purposes of clause 6.10.1 above, if any such claim is brought by an Optionholder, the relevant member of the Group Company shall give notice to the Vendor or shall procure that notice is given to the Vendor of the claim and shall consult with the Vendor with respect to the claim and the Purchaser or the relevant member of the Group or Purchaser's Group will take such action and submit such defences, and give such information and assistance, as the Vendor may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the claim on the basis that the Vendor shall fully indemnify the Purchaser and each member of the Purchaser's Group for all costs and expenses necessarily incurred as a result of any request or nomination by the Vendor. The Purchaser shall not, and shall procure that no member of the Group or the Purchaser's Group will, admit liability in respect of or compromise or settle the matter without the prior written consent of the Vendor, such consent not to be unreasonably withheld or delayed.

6.10.3    The Vendor shall not be liable in clause 6.10.1 to the extent that an Optionholder exercises his options on either 18 or 19 November 2003, as will be notified to the Purchaser by the Vendor on or before 14 November 2003.

6.10.4    All claims made and sums paid under clause 6.10.1 shall be deemed to be made and paid in respect of a Relevant Claim for the purposes of paragraph 2 of Schedule 6.

6.10.5    The indemnity in clause 6.10.1 and 6.10.7 shall not withstanding any other provision to the contrary remain in place until 30 April 2005.

6.10.6    Without prejudice to clause 6.10.4 above all claims that could be made under clause 6.10.1 shall be made thereunder and not in respect of any Warranty or other indemnity given by the Vendor to the Purchaser pursuant to the Tax Covenant or the Agreement.

6.10.7    The Vendor agrees to indemnify and keep indemnified the Purchaser and each member of the Purchaser's Group against any employer's NIC which relate to the grant or exercise by the Management Team of incentive options under the Executive Retention Plan granted to them by the Vendor prior to Completion to the extent that they have not been exercised prior to Completion.

7.    Limitations of Liability

7.1    Limitation of Vendor's liability

The provisions of Schedule 6 shall operate to limit the liability of the Vendor in respect of Relevant Claims (save those Warranties set out in paragraph 2.1 of Schedule 5) and any claims made by any assignee of the Purchaser. Paragraph 2 of Schedule 6 shall operate to limit the liability of the Vendor in respect of any claim under the Tax Covenant.

7.2    No limitation in case of fraud etc

The provisions of Schedule 6 shall not operate to limit the liability of the Vendor under or in connection with the Warranties where the liability arises as a result of fraud or wilful concealment on the part of the Vendor.

8.    PURCHASERS REMEDIES

8.1    If any Warranty Claim is made, the Vendor shall not make any claim against any Group Company or any director or employee of any Group Company on whom he may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter.

8.2    In the event of a Relevant Claim, the Vendor agrees to pay on demand in cash to the Purchaser (or an assignee as the case may be) a sum by way of damages as agreed between the Vendor and the Purchaser (or an assignee as the case may be) or, in default of such agreement, as determined by order of a court of competent jurisdiction which is an amount equal to the resulting diminution in value of the Shares.

8.3    The sole and exclusive remedy of the Purchaser in respect of any Relevant Claim other than a claim under an indemnity whether under this Agreement or under the Tax Covenant but including for the avoidance of doubt any Warranty Claim shall be damages for breach of contract and the Purchaser waives any and all other remedies in respect thereof.

8.4    The Vendor's liability shall not be limited by the contents of the reports on the Group produced by the Purchaser save to the extent disclosed in the Disclosure Letter.

9.    Post completion obligations

9.1    Release of Guarantees

At Completion the Vendor shall procure the release of the relevant member of the Group from its obligations under the guarantees listed in Schedule 7.

9.2    Land at Danehill Payment

The Purchaser shall procure that following Completion:-

9.2.1    the UK Subsidiary shall not terminate or amend the Danehill Land Transfer or in any way dispose of its interest in it (other than as herein provided and subject to the charge dated 2 December 2002 provided by Manhattan Securities Limited to the UK Subsidiary);

9.2.2    the UK Subsidiary will at the Vendor's cost use its reasonable endeavours and make such enquiries or demands as may be requested by the Vendor to obtain any Land at Danehill Payment due to the Purchaser pursuant to the Danehill Land Transfer;

9.2.3    it or a Group Company will promptly notify the Vendor in writing of receipt by the Purchaser or any Group Company of (i) any notification that any part of the Land at Danehill Payment is to be paid and (ii) any payment received by the Purchaser or any Group Company in respect of any part of the Land at Danehill Payment together, in each case, with copies of all relevant correspondence.

9.2.4    it or a Group Company will promptly pay to the Vendor any amount equal to any Land at Danehill Payment received by the UK Subsidiary or any other Group Company or the Purchaser;

9.2.5    it or a Group Company will promptly pay interest at the rate (after as well as before any judgement) of 4% above the base rate from time to time of Barclays Bank plc on any amount due to be paid to the Vendor under this clause 9.3 which is not paid by the Purchaser or a Group Company within 14 business days of receipt of the relevant amount of any Land at Danehill Payment by the Purchaser, the UK Subsidiary or any other Group Company, calculated on a daily basis from that date until the date on which actual payment is made in full to the Vendor;

9.2.6    the Vendor promptly receives copies of all material written correspondence in connection with the Land at Danehill Payment;

9.2.7    the Purchaser and each Group Company shall give the Vendor upon reasonable notice access to such documents, books and records of the Purchaser or any Group Company (including those kept for the purposes of VAT) as the Vendor shall reasonably require and provide copies (at the Vendor's cost) of such documents, books and records for the purposes of any matter relating to the Land at Danehill Payment;

9.2.8    procure that if the Vendor requests, the relevant Group Company's auditors (in the absence of which, independent auditors) shall, at the cost of the Vendor, report within 30 days of the production of the relevant Group Company's accounts whether any amount of the Land at Danehill Payment has been received or is receivable by the Purchaser, the UK Subsidiary or any other Group Company and if so the amount thereof;

9.2.9    the UK Subsidiary shall not accept or compromise or settle or agree any reduction in any Land at Danehill Payment due without the prior written consent of the Vendor;

9.2.10    without prejudice to its obligations under clause 9.2.2, it shall or shall procure that the UK Subsidiary shall take such action and institute such proceedings, and give such information and assistance in relation to any Land at Danehill Payment as the Vendor may reasonably request to:

  accept, dispute, resist, appeal, compromise or defend any matter relating to any Land at Danehill Payment; or

  enforce against any person (other than the Vendor) the rights of any member of the Purchaser's Group in connection with any Land at Danehill Payment; and

  in connection with any proceedings relating to any Land at Danehill Payment (other than against the Vendor) use professional advisers nominated by the Vendor and, if the Vendor so requests, allow the Vendor the exclusive conduct of the proceedings.

and in each case on the basis that the Vendor shall fully indemnify the Purchaser and each member of the Purchaser's Group for all third party costs and expenses incurred at the Vendor's express request and all other reasonable costs and expenses incurred as a result of any request or nomination by the Vendor;

For the avoidance of doubt and without prejudice to the other provisions of this clause 9.2 the Vendor shall be entitled to pursue any right to receive any part of the Land at Danehill Payment and conduct all correspondence and discussions in respect thereof.

9.3    The Vendor shall, upon receipt of a notice pursuant to clause 9.2.3, notify the Purchaser of a bank account into which any payment pursuant to clauses 9.2.4 and 9.2.5 should be made to the Vendor;

9.4    For the purposes of sub-clause 9.2 any reference to any receipt by the Purchaser of monies or notification received by the Purchaser shall be construed as including a reference to a receipt or notification received by any member of the Purchaser's Group.

9.5    Without prejudice to the foregoing, the Purchaser shall and shall procure that no Group Company shall take any action or omit to do anything that may prejudice or release, in whole or in part the charge dated 2 December 2002 made between the UK Subsidiary and Manhattan Securities Limited without the prior written consent of the Vendor, such consent not to be unreasonably withheld or delayed following the receipt of the Land at Danehill Payment in full by the Vendor.

9.6    Fringford Payment

The Purchaser shall procure that following Completion:-

9.6.1    the UK Subsidiary shall not terminate, amend the Fringford Transfer or in any way dispose of its interest in it (other than as herein provided);

9.6.2    the UK Subsidiary will at the Vendor's cost, use its reasonable endeavours and make such enquiries or demands as may be requested by the Vendor to obtain Fringford Payment due to the Purchaser pursuant to the Fringford Transfer;

9.6.3    it or a Group Company will promptly notify the Vendor in writing of receipt by the Purchaser or any Group Company of (i) any notification that any part of the Fringford Payment is to be paid and (ii) any payment received by the Purchaser or any Group Company in respect of any part of the Fringford Payment together, in each case, with copies of all relevant correspondence.

9.6.4    it or a Group Company will promptly pay to the Vendor any amount equal to the Fringford Payment received by the UK Subsidiary or any other Group Company or the Purchaser;

9.6.5    it or a Group Company will promptly pay interest at the rate (after as well as before any judgement) of 4% above the base rate from time to time of Barclays Bank plc on any amount due to be paid to the Vendor under this clause 9.3 which is not paid by the Purchaser or a Group Company within 14 business days of receipt of the relevant amount of any Fringford Payment by the Purchaser, the UK Subsidiary or any other Group Company, calculated on a daily basis from that date until the date on which actual payment is made in full to the Vendor;

9.6.6    the Vendor promptly receives copies of all material written correspondence in connection with the Fringford Payment;

9.6.7    the Purchaser and each Group Company shall give the Vendor on reasonable notice access to such documents, books and records of the Purchaser or any Group Company (including those kept for the purposes of VAT) as the Vendor shall reasonably require and provide copies (at the Vendor's cost) of such documents, books and records for the purposes of any matter relating to the Fringford Payment;

9.6.8    procure that if the Vendor requests, the relevant Group Company's auditors (in the absence of which, independent auditors) shall, at the Vendor's cost, report within 30 days of the production of the relevant Group Company's accounts whether any amount of any Fringford Payment has been received or is receivable by the Purchaser, the UK Subsidiary or any other Group Company and if so the amount thereof;

9.6.9    the UK Subsidiary shall not accept or compromise or settle or agree any reduction in any Fringford Payment due without the prior written consent of the Vendor;

9.6.10    without prejudice to its obligations under clause 9.6.2, it shall or shall procure that the UK Subsidiary shall take such action and institute such proceedings, and give such information and assistance in relation to any Fringford Payment as the Vendor may reasonably request to:

  accept, dispute, resist, appeal, compromise or defend any matter relating to any Fringford Payment; or

  enforce against any person (other than the Vendor) the rights of any member of the Purchaser's Group in connection with any Fringford Payment; and

  in connection with any proceedings relating to any Fringford Payment (other than against the Vendor) use professional advisers nominated by the Vendor and, if the Vendor so requests, allow the Vendor the exclusive conduct of the proceedings.

and in each case on the basis that the Vendor shall fully indemnify the Purchaser and each member of the Purchaser's Group for all third party costs and expenses incurred at the Vendor's express request and all other reasonable costs and expenses incurred as a result of any request or nomination by the Vendor;

For the avoidance of doubt and without prejudice to the other provisions of this clause 9.6, the Vendor shall be entitled to pursue any right to receive any part of Fringford Payment and conduct all correspondence and discussions in respect thereof.

9.7    For the purposes of clause 9.6 any reference to any receipt by the Purchaser of monies or notification received by the Purchaser shall be construed as including a reference to a receipt or notification received by any member of the Purchaser's Group.

9.8    The Vendor shall, upon receipt of a notice pursuant to clause 9.6.3 notify the Purchaser of a bank account into which payment pursuant to clause 9.6.4 or 9.6.5 should be made to the Vendor;

9.9    Assistance

Following Completion, the Purchaser shall and shall procure that each Group Company and each of the Management Team, Eddie Brown and with the consent of any of the Management Team (such consent not to be unreasonably withheld or delayed) any other members of the Accounts Department will (to the extent within their respective powers):

9.9.1    give full access to the books, records and working papers relating to the Group and provide such information and explanations as the Vendor and its agents, Auditors and representatives may reasonably request during the course of its preparation of each of the SEC form 8-K (pro-form financial statements), 3Q03 consolidated financial statements for the Vendor, the 4Q03 consolidated financial statements for the Vendor and the 2003 Annual consolidated Financial Statements for the Vendor;

9.9.2    participate in the review meetings in relation to each of the form 8-K, the 3Q03 consolidated financial statements for the Vendor, the 4Q03 consolidated financial statements for the Vendor, the 2003 Annual consolidated Financial Statements for the Vendor, the Q303 form 10-Q and the form 10-K in each case in accordance with the Vendor's post end of quarter and post end of year instructions;

9.9.3    in their respective capacities in the Group up to the date of Completion, sign such sub-certifications attesting to its, his or her role in and responsibility with respect to the preparation of any or all of the form 8-K, 3Q03 consolidated financial statements for the Vendor, the 4Q03 consolidated financial statements for the Vendor, the 2003 Annual consolidated Financial

Statements for the Vendor, 3Q03 form 10-Q disclosures and form 10-K disclosures as the Vendor may reasonably require; and

9.9.4    generally provide the Vendor with such other information and assistance that the Vendor or its agents, Auditors and representatives may reasonably require in a timely fashion with respect to the preparation of each of the form 8-K, 3Q03 consolidated financial statements for the Vendor, the 4Q03 consolidated financial statements for the Vendor, the 2003 Annual consolidated Financial Statements for the Vendor, 3Q03 form 10-Q disclosures and form 10-K disclosures.

9.10    Within two business day of Completion the Purchaser shall procure that the payments set out in the Schedule of Deferred Salary and Bonuses in the Agreed Form are made to the relevant individuals (after deduction of employee National Insurance and PAYE) by the UK Subsidiary to settle the Vendor's liability in respect of the Deferred Salary and Bonuses to such individuals and shall put the UK Subsidiary in funds to make such payments.

9.11    To the extent that such payments are not made in full in accordance with clause 9.10, the Purchaser shall indemnify the Vendor and each member of the Vendor's Group and keep the Vendor and each such member of the Vendor's Group indemnified against any and all liabilities, claims, damages, awards, costs or expenses which relate to or arise out of any act or omission by the Vendor in connection with the non payment of any such sums or part thereof, including, without limitation, any such costs, claims, liabilities and expenses relating to or arising out of any such act or omission

10.    NON-COMPETITION COVENANTS

10.1    In order to assure to the Purchaser the full benefit of the business and goodwill of the Company and the Subsidiaries, the Vendor hereby undertakes, for itself and on behalf of the other members of the Vendor's Group with the Purchaser that it will not whether directly or indirectly or whether on his own account or for the account of any other person, undertaking, firm or company, or as agent, director, partner, manager, employee, consultant or shareholder of or in any other person, undertaking, firm or company:

10.1.1    during the period from the date hereof to three (3) years after the Completion Date carry on or be engaged or concerned or interested in any business which competes with the Business as carried on at the date of this Agreement in such countries in which the Business is carried on at the date of this Agreement; or

10.1.2    during the period from the date hereof to three (3) years after the Completion Date solicit or endeavour to entice away from or discourage from being employed by the Purchaser, the Company or any of the Subsidiaries any person who is at the date hereof an employee of the Company or any of the Subsidiaries or who, as at the date hereof, has agreed with any of such companies to be engaged as an employee of any such companies other than Nordine Sekouri and/or Didier Jacoel; or

10.1.3    except in the circumstances referred to in sub-clause 13 (Confidentiality), disclose to any other person any information which is secret or confidential to the business or affairs of the Company or any of the Subsidiaries or use any such information to the detriment of the Group for so long as that information remains secret or confidential.

10.2    It is agreed by the parties that, whilst the restrictions set out in clause 10.1 are considered fair and reasonable, if it should be held by any court or regulatory authority that any of the restrictions be void as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording it would not be void, then such deletions shall be made as shall render clause 10.1 valid and enforceable.

10.3    Notwithstanding any other provision of this Agreement, clause 10.1 shall not restrict the Vendor or any member of the Vendor's Group during the three (3) years after the Completion Date from carrying on, being engaged or concerned or interested in or developing or expanding the Retained Business carried on at the date hereof by any such member.

10.4    Notwithstanding any other provision of this Agreement, clause 10.1 shall not restrict the Vendor or any member of the Vendor's Group during the three (3) years after the Completion Date being concerned or interested in or carrying on any business which it may acquire as part of an acquisition after the date of this Agreement of a larger business or group of businesses, company or group of companies provided that the turnover directly attributable to the part of the acquired business which competes with the business of the Company represents no more than 25% of the total turnover of such acquired business and provided further that such part of such acquired business as competes with the Business shall, to the extent not prohibited by law and to the extent that it is not business of a type which is Retained Business, be offered for sale to the Purchaser no later than 60 business days after completion of its acquisition at a price equal to the pro rata portion of total consideration paid for such acquired business calculated by reference to the ebitda attributable to such part of such acquired business which competes with the Business and that the Vendor will negotiate in good faith with the Purchaser for the sale of such acquired business to the Purchaser.

10.5    In order to assure to the Vendor the full benefit of the business and goodwill of the Retained Business, the Purchaser hereby undertakes, for itself and on behalf of the other members of the Purchaser's Group with the Vendor that it will not whether directly or indirectly or whether on his own account or for the account of any other person, undertaking, firm or company, or as agent, director, partner, manager, employee, consultant or shareholder of or in any other person, undertaking, firm or company:

10.5.1    during the period from the date hereof to two (2) years after the Completion Date carry on or be engaged or concerned or interested in any business which competes with the Retained Business as carried on at the date of this Agreement in such countries in which the Retained Business is carried on at the date of this Agreement; or

10.5.2    during the period from the date hereof to two (2) years after the Completion Date solicit or endeavour to entice away from or discourage from being employed by the Vendor or any member of the Vendor's Group, any person who is at the date hereof an employee of any member of the Vendor's Group or who, as at the date hereof, has agreed with any of such companies to be engaged as an employee of any such companies; or

10.5.3    except in the circumstances referred to in sub-clause 13 (Confidentiality), disclose to any other person any information which is secret or confidential to the business or affairs of any member of the Vendor's Group or use any such information to the detriment of the Vendor's Group for so long as that information remains secret or confidential.

10.6    It is agreed by the parties that, whilst the restrictions set out in clause 10.5 are considered fair and reasonable, if it should be held by any court or regulatory authority that any of the restrictions be void as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording it would not be void, then such deletions shall be made as shall render clause 10.5 valid and enforceable.

10.7    Notwithstanding any other provision of this Agreement, clause 10.5 shall not restrict the Purchaser or any member of the Purchaser's Group during the two (2) years after the Completion Date from carrying on, being engaged or concerned or interested in or developing or expanding the Business carried on as at the date of this Agreement by any member of the Purchaser's Group.

10.8    Notwithstanding any other provision of this Agreement, clause 10.5 shall not restrict the Purchaser or any member of the Purchaser's Group during the two (2) years after the Completion Date being concerned or interested in or carrying on any business which it may acquire as part of an acquisition after the date of this Agreement of a larger business or group of businesses, company or group of companies provided that the turnover directly attributable to the part of the acquired business which competes with the Retained Business represents no more than 25% of the total turnover of such acquired business and provided further that such part of such acquired business as competes with the Retained Business shall, to the extent not prohibited by law and to the extent which it is not business of a type which is the Business, be offered for sale to the Vendor no later than 60 business days after completion of its acquisition at a price equal to the pro rata portion of total consideration paid for such acquired business calculated by reference to the ebitda attributable to such part of such acquired business which competes with the Retained Business and that the Purchaser will negotiate in good faith with the Vendor for the sale of such acquired business to the Vendor.

10.9    For the avoidance of doubt, notwithstanding any other provision of this Agreement, clause 10.1 shall not restrict the Purchaser and any member of the Purchaser's Group from selling third party graphics equipment whether supplied by the Vendor or any member of the Vendor's Group or any third party manufacturer when it is supplied as part of a system or solution supplied by any member of the Purchaser's Group.

10.10    The Vendor and all members of the Vendor's Group shall promptly refer to the Purchaser all enquiries and orders relating to the Business.

10.11    The Purchaser and all members of the Purchaser's Group shall promptly refer to the Vendor all enquires and orders relating to the Retained Business.

11.    NAMES

11.1    Save as permitted pursuant to the Licence, the Purchaser undertakes that following Completion it shall not and that it shall procure that no member of the Purchaser's Group or any holding company of any member of the Purchaser's Group or any subsidiary of any member of the Purchaser's Group nor any other business or company in which any such company has an interest of less than 50% of the voting rights or other means of control in relation to such business or company (in which circumstances the Purchaser's obligation shall be limited to procuring the appropriate exercise of any voting rights), shall, save with the Vendor's prior written consent:

11.1.1    contain in its name or trade under a name including the word "Chyron" or any word or words which when read together imply that any such company or business is or may be connected in any way with the Vendor or any member of the Vendor's Group; or

11.1.2    in any way hold itself out as being in any way connected with the name or word "Chyron" or any member of the Vendor's Group; or

11.1.3    apply for registration of any trade mark or domain name that includes the word "Chyron" or any word or words which when read together imply that any such company or business is or may be connected in any way with any member of the Vendor's Group.

11.2    The Vendor undertakes that following Completion it shall not and that it shall procure that no member of the Vendor' Group or any holding company of any member of the Vendor's Group or any subsidiary of any member of the Vendor's Group nor any other business or company in which any such company has an interest of less than 50% of the voting rights or other means of control in relation to such business or company (in which circumstances the Vendor's obligation shall be limited to procuring the appropriate exercise of any voting rights), shall, save with the Purchaser's prior written consent:

11.2.1    contain in its name or trade under a name including the word "Pro-Bel" or any word or words which when read together imply that any such company or business is or may be connected in any way with the Purchaser or any member of the Purchaser's Group; or

11.2.2    in any way hold itself out as being in any way connected with the name or word "Pro-Bel" or any member of the Purchaser's Group save to the extent relevant and applicable up to and including Completion; or

11.2.3    apply for registration of any trade mark or domain name that includes the word "Pro-Bel" or any word or words which when read together imply that any such company or business is or may be connected in any way with any member of the Purchaser's Group.

12.    TRANSITIONAL AGREEMENTS

12.1    For the period following Completion and up until 31 December 2003 the parties agree as follows:

12.1.1    the Vendor shall, at its cost, provide to the Company and/or the UK Subsidiary and/or French Subsidiary the services set out in clause 12.2 as it provides to such companies immediately prior to Completion with effect from Completion until and including 31 December 2003 at substantially the same level as prior to Completion; and

12.1.2    the Purchaser shall, at its cost, provide and/or procure that the Company and/or the UK Subsidiary and/or French Subsidiary shall provide to the Vendor such of the Services set out in clause 12.3 as any of such companies provide to the Vendor immediately prior to Completion with effect from Completion until and including 31 December 2003 at substantially the same level as prior to Completion.

12.2    The services referred to in clause 12.1.1 are the provision of such office space and support (including but not limited to security, reception (where appropriate), cleaning, electricity and telephone but excluding secretarial support) as is reasonably required by Pro Bel Inc. at the Vendor's corporate headquarters.

12.3    The services referred to in clause 12.1.2 are the provision of such office space and support (including but not limited to security, reception (where appropriate), cleaning, electricity and telephone but excluding secretarial support) as is reasonably required by Chyron International Corporation at the Company's headquarters.

12.4    In the event that prior to 31 December 2003 the Company terminates its agreement for the provision of services with Alcott due to the poor performance by Alcott of those services then, in addition to the services set out in clause 12.2, the Vendor will, up to and including 31 December 2003, provide Pro Bel Inc., with such assistance in relation to such services as may be reasonably requested provided that the Vendor shall not be required to provide more services than those provided immediately prior to Completion.

12.5    In the event that prior to 31 December 2003 Chyron International Corporation terminates its agreement for the provision of services with Grant Thornton (or such other person who may provide such services from time to time) due to the poor performance by that person of those services then, in addition to the services set out in clause 12.3 the Purchaser shall procure that a Group Company will, up to and including 31 December 2003, provide Chyron International Corporation, with such assistance in relation to such services as may be reasonably requested provided that neither the Purchaser nor any Group Company shall be required to provide more services than those provided immediately prior to Completion.

13.    CONFIDENTIALITY

13.1    Prohibition on disclosure

The Vendor hereby undertakes with the Purchaser that it shall and that it shall procure that each member of the Vendor's Group shall and the Purchaser hereby undertakes with the Vendor that it shall and that it shall procure that each member of the Purchaser's Group shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish or disclose or any information obtained by such party about any member of the other party's group or the business of any member of the other party's group as a result of negotiating, entering into or performing its obligations under this Agreement or make any announcement or disclosure concerning such matters except:

13.1.1    in the circumstances set out in clause 13.2 below;

13.1.2    to the extent otherwise expressly permitted by this Agreement; or

13.1.3    with the prior consent in writing of the other parties to this Agreement.

13.2    Permitted disclosures

The circumstances referred to in clause 13.1.1 above are:

13.2.1    where the information concerned which would otherwise be confidential enters the public domain otherwise than as a result of a breach by any of the parties of its obligations in this clause 13;

13.2.2    if and to the extent that disclosure is made:

  in compliance with any requirement of law or regulation;

  in response to a requirement of the regulations of any exchange or market on which shares in any member of the either party's group and/or any holding company of either party is traded, the UK Listing Authority or the Panel on Take-Overs and Mergers or the Financial Services Authority or the US Securities and Exchange Commission or their equivalent bodies in any country where any member of either party's Group and/or any holding company of either party carries on business from time to time;

  in response to any applicable regulatory authority to which the recipient is subject where such requirement has the force of law; or

provided that any such information disclosable pursuant to this clause 13.2.2 shall, where practicable, be disclosed only after consultation with the other party to this Agreement and only to the extent required by law.

13.3    Time limit

The restrictions contained in this clause shall continue to apply for a period of 20 years after the completion of this Agreement.

13.4    Party's group

For the purposes of this clause, a reference to a party's group shall in relation to the Vendor mean any member of the Vendor's Group and in relation to the Purchaser shall mean any member of the Purchaser's Group.

14.    FURTHER ASSURANCE

The Vendor and the Purchaser shall do and execute, and shall use their respective best endeavours to procure any other necessary party to do and execute, all such further acts, things, deeds and documents as may be necessary to give effect to the terms of this Agreement.

15.    ASSIGNMENT

15.1    Subject to clause 15.2, neither party shall assign, transfer or otherwise delegate (in whole or in part) the benefit of or the rights under this Agreement.

15.2    The Purchaser shall be entitled to assign the benefit of this Agreement, including without limitation the Warranties, to any member of either of the HSBC or Lloyds TSB group of companies, subject as provided below.

15.3    No purported assignment by the Purchaser of the benefit of this Agreement pursuant to clause 15.2, shall be effective unless the Purchaser has served notice in writing of such assignment on the Vendor.

15.4    Notwithstanding any provisions of this Agreement, the Vendor's liability including aggregate liability under this Agreement and the Tax Covenant shall not by reason of any assignment be increased in any way beyond the maximum liability it would have to the Purchaser hereunder or thereunder if no assignment had been made.

15.5    In the event of the Purchaser assigning its rights and benefits under the Agreement in accordance with this clause 15, should the assignee wish to bring any action or make any claim under this Agreement against the Vendor, the Vendor and the Purchaser agree (on behalf of itself and any assignee) that in quantifying the loss arising due to the facts, matters or circumstances giving rise to such action or claim the assignee shall be deemed to have suffered the same loss as the Purchaser would have suffered had (i) the assignment never taken place, and (ii) the Purchaser brought such action or claim against the Vendor as the case may be.

16.    COSTS

All expenses incurred by or on behalf of the parties, including all fees of agents, solicitors, accountants, and actuaries employed by either of the parties in connection with the negotiation, preparation and execution of this Agreement shall be borne solely by the party which incurred them.

17.    STAMP DUTY

The Purchaser will be responsible for the payment of all stamp duty in respect of this Agreement and the carrying into effect of this Agreement.

18.    SURVIVAL OF OBLIGATIONS

Notwithstanding Completion each and every right and obligation of the Purchaser and the Vendor under this Agreement shall, except in so far as fully performed at Completion, continue in full force and effect.

19.    TIME OF THE ESSENCE

Time shall be of the essence in this Agreement.

20.    AMENDMENTS

No amendment or variation of this Agreement or any of the documents referred to in it shall be effective unless it is in writing and signed by or on behalf of each of the parties. Such instrument may consist of several instruments in the same form each executed by or on behalf of one or more of the parties. References in this Agreement to documents "in the Agreed Form" shall, where appropriate, be construed as references to such documents as so amended.

21.    REMEDIES

21.1    Delay in exercising or non-exercise of any right under this Agreement is not a waiver of that right.

21.2    Partial exercise of any right under this Agreement shall not preclude any further or other exercise of that right or any other right under this Agreement.

22.    RIGHTS OF THIRD PARTIES

Save as expressly permitted and subject as provided in clause 15, a person who is not a party to this Agreement has no rights under the Contract (Rights of Third Parties) Act 1999 to enforce, or to enjoy the benefit of, any term of this Agreement and the parties hereto may amend or vary any provision of this Agreement, including this clause, at any time without the consent of any third party.

23.    NOTICES

23.1    Writing

All notices and communications between the parties with respect to this Agreement shall be in writing and signed by the party giving it.

23.2    Service

Any notice or communication referred in clause 23.1, shall be served by delivering it:

23.2.1    by hand;

23.2.2    by sending it by first-class post, recorded delivery or air mail; or

23.2.3    by fax,

to the address of the addressee set out below, or to such other address as the addressee may from time to time have notified for the purpose of this clause.

23.3    Deemed delivery

Notices shall be deemed to have been received:

23.3.1    if sent by first-class post, two (2) business days after posting exclusive of the day of posting;

23.3.2    if delivered by hand or sent by recorded delivery, on the day of delivery;

23.3.3    if delivered by air mail, five (5) business days after posting exclusive of the day of posting;

23.3.4    if sent by fax, at the time of transmission unless received after normal office hours in the place of receipt in which case it shall be deemed to have been received on the next business day in the place of receipt.

23.4    Proof of service

In proving service:

23.4.1    of delivery by hand or recorded delivery, it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

23.4.2    by post, it shall be necessary only to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause; and

23.4.3    by fax, it shall be necessary only to produce the sender's transmission slip bearing the addressee's fax number.

23.5    Addresses for notices

The addresses and fax numbers of the parties for the purposes of this clause are:

Chyron Corporation

Address: 5 Hub Drive, Melville, New York, 11747, New York, USA

For the attention of: The Chief Executive Officer

Fax Number: 001 212 631 2058

Oval (1883) Limited

Address: Hartman House, Danehill, Lower Earley, Reading, Berkshire RG6 4PB

For the attention of: Graham Pitman

Fax number: (+44) (0) 118 921 4504

23.6    No electronic transmission

Any notice or communication given under this Agreement shall not be validly served if sent by electronic mail.

24.    COUNTERPARTS

24.1    Execution in counterparts

This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

24.2    One Agreement

Each counterpart shall constitute an original of this Agreement but all counterparts shall together constitute one and the same agreement.

25.    ENTIRE AGREEMENT

25.1    The parties agree that:

25.1.1    this Agreement constitutes the entire agreement between the parties;

25.1.2    neither of them have been induced to enter into this Agreement in reliance upon, nor have they been given, any warranty, representation, statement, agreement of undertaking or any nature whatsoever other than as are expressly set out in this Agreement and, to the extent that any of them have been the relevant party unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation thereto; and

25.1.3    save as provided in clause 4.4.4, the only remedy available to them in respect of the Agreement is damages for breach of contract and, for the avoidance of doubt, neither party shall have any right to rescind or terminate the Agreement either for breach of contract or for negligent or innocent misrepresentation or otherwise;

PROVIDED THAT this clause shall not exclude any liability which any party would otherwise have to the other party or any right which either of them may have in respect of any statements made fraudulently or wilfully concealed by the other prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

26.    GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England.

27.    JURISDICTION

27.1    In relation to any legal action or proceedings arising out of or in connection with this Agreement, each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to proceedings in such courts on the grounds of venue or on the grounds.

27.2    The Vendor who is not resident in England & Wales, appoints Charles Russell of 8-10 New Fetter Lane, London, EC4A 1RS (ref: SJC/AIK) as its process agent to receive on its behalf service of process in any proceedings in England under or in connection with this Agreement. Service upon the process agent shall be good service upon the Vendor whether or not it is forwarded to and received by the Vendor. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Vendor agrees to appoint a substitute process agent with an address in England reasonably acceptable to the Purchaser and to deliver to the Purchaser a copy of the substitute process agent's acceptance of that appointment within 20 business days.

IN WITNESS whereof this Agreement has been duly entered into as a deed on the date first above written

Schedule 1

Part 1

The Company

(i) Directors:	Michael Knight Neil Maycock Graham Michael Pitman David Martin Ward Michael Wellesley-Wesley
(ii) Secretary:	Peter Michael Mayhead
(iii) Registered Office:	Danehill Lower Earley Reading Berkshire RG6 4PB
(iv) Date of Incorporation:	13 June 1977
(v) Country of Incorporation	England & Wales
(vi) Registered Number:	1316843
(vii) Auditors:	PricewaterhouseCoopers LLP
(viii) Accounting Reference Date:	31/12
(ix) Charges:	a) Debenture Barclays Bank Plc Created: 02/03/1979 Registered: 15/03/1979 b) Legal Charge Barclays Bank Plc Created: 03/08/1984 Registered: 15/08/1984 37
(x) Authorised Share Capital:	GBP2,000,000 divided into 8,000,000 Ordinary Shares of 25p each
(xi) Issued Share Capital:	Holder	No. & Class of Shares
	Chyron Corporation	5,188,685 Ordinary Shares of 25p each

Part 2

The UK Subsidiary

PRO-BEL LIMITED
(i) Directors:	Michael Knight Neil Maycock Graham Michael Pitman James David Reid David Martin Ward Michael Wellesley-Wesley
(ii) Secretary:	Peter Michael Mayhead
(iii) Registered Office:	Danehill Lower Earley Reading Berkshire RG6 4PB
(iv) Date of Incorporation:	24 December 1997
(v) Country of Incorporation:	England & Wales
(vi) Registered Number:	3487653
(vii) Auditors:	PricewaterhouseCoopers LLP
(viii) Accounting Reference Date:	31/12
(ix) Charges:

a) Debenture

Barclays Bank Plc

Created: 18/02/1998

Registered: 06/03/1998

b) Legal Charge

Barclays Bank plc

Created: 28/08/1998

Registered: 07/09/1998

c) Deposit Deed

Slough Trading Estate Limited

Created: 15/06/2000

Registered: 23/06/2000

(x) Authorised Share Capital:	GBP15,000,000 divided into 15,000,000 Ordinary Shares of GBP1 each
(xi) Issued Share Capital:	Holder	No. & Class of Shares
	Chyron UK Holdings Limited	10,880,000 Ordinary Shares of GBP1 each

Part 3

The French Subsidiary

CHYRON PRO-BEL SARL
(i) Managing Directors:	Patrick Morel
(ii) Registered Office:	5, rue Conflans, 94220, Charenton-le-Pont, France
(iii) Date of Incorporation:	27 May 1998
(iv) Country of Incorporation:	France
(v) Registered Number:	Trade registry of Creteil 418 938 445
(vi) Auditors:	N/A
(vii) Accounting Reference Date:	31/12
(vii) Charges:	None
(ix) Share Capital:	Euro8,000 divided into 500 parts of 16Euro each
(x) Issued Share Capital:	Holder	No. & Class of Shares
	Chyron UK Holdings Limited	500 part of Euro16

Part 4

The Dormant Subsidiaries

(a) CADNIQUES LIMITED

(i) Directors:	Mark Lawrence Raymond Parsons Graham Michael Pitman
(ii) Secretary:	Peter Michael Mayhead
(iii) Registered Office:	Danehill Lower Earley Reading Berkshire RG6 4PB
(iv) Date of Incorporation:	11/04/1989
(v) Country of Incorporation:	England & Wales
(vi) Registered Number:	2370864
(vii) Auditors:	Exempt
(viii) Accounting Reference Date:	31/12
(ix) Charges:	Debenture Barclays Bank Plc Created: 03/02/1994 Registered: 23/02/1994
(x) Authorised Share Capital:	GBP500,000 divided into 500,000 Ordinary Shares of GBP1 each
(xi) Issued Share Capital:	Holder	No. & Class of Shares
	Chyron UK Holdings Limited	2 Ordinary Shares of GBP1 each

(b) PRO-BEL DEVELOPMENTS LIMITED
(i) Directors:	Graham Michael Pitman
(ii) Secretary:	Peter Michael Mayhead
(iii) Registered Office:	Danehill Lower Earley Reading Berkshire RG6 4PB
(iv) Date of Incorporation:	14/03/1985
(v) Country of Incorporation:	England & Wales
(vi) Registered Number:	1895288
(vii) Auditors:	N/A
(viii) Accounting Reference Date:	31/12
(ix) Charges:	None
(x) Authorised Share Capital:	GBP50,000 divided into 50,000 ordinary shares of GBP1 each
(xi) Issued Share Capital:	Holder	No. & Class of Shares
	Chyron UK Holdings Limited	7,100 Ordinary Shares of GBP1 each
	Electronic Holdings Limited	1,000 Ordinary Shares of GBP1 each

(c) PRO-BEL SOFTWARE LIMITED
(i) Directors:	Malcolm John Ernst Butler Michael Knight Neil Maycock
(ii) Secretary:	Peter Michael Mayhead
(iii) Registered Office:	Danehill Lower Earley Reading Berkshire RG6 4PB
(iv) Date of Incorporation:	20/05/1992
(v) Country of Incorporation:	England & Wales
(vi) Registered Number:	2716230
(vii) Auditors:	N/A
(viii) Accounting Reference Date:	31/12
(ix) Charges:	(a) Debenture Barclays Bank Plc Created 03/02/1994 Registered 09/02/1994
(x) Authorised Share Capital:	GBP100 divided into 100 Ordinary Shares of GBP1 each
(xi) Issued Share Capital:	Holder	No. & Class of Shares
	Pro-Bel Limited	100 Ordinary Shares of GBP1 each

(d) XEBEC ELECTRONIC PRODUCTION SERVICES LIMITED

(i) Directors:	Graham Michael Pitman
(ii) Secretary:	Peter Michael Mayhead
(iii) Registered Office:	Danehill Lower Earley Reading Berkshire RG6 4PB
(iv) Date of Incorporation:	03/05/1994
(v) Country of Incorporation:	England & Wales
(vi) Registered Number:	2925043
(vii) Auditors:	N/A
(viii) Accounting Reference Date:	31/12
(ix) Charges:	(a) Debenture Barclays Bank Plc Created 03/02/1997 Registered 06/02/1997
(x) Authorised Share Capital:	GBP100 divided into 100 Ordinary Shares of GBP1 each
(xi) Issued Share Capital:	Holder	No. & Class of Shares
	Pro-Bel Limited	2 Ordinary Shares of GBP1 each

Part 5

The US Subsidiary

(i) Directors:	Michael Wellesley-Wesley Jerry Kieliszak
(ii) Secretary:	Robert Matlin
(iii) Registered Office:	4480 N. Shallowford Road Suite 102 Dunwoody Georgia 30338 USA
(iv) Date of Incorporation:	2 February 1993
(v) State/Country of Incorporation:	Georgia, United States of America
(vi) Registered Number:	N/A
(vii) Auditors:	Gross Collins Cress. P.C. 2625 Cumberland Parkway Suite 400 Atlanta Georgia 30339 U.S.A.
(viii) Accounting Reference Date:	31 October
(ix) Charges:
(x) Authorised Share Capital:	US$10,000 dividend into US$1 no par common stock
(xi) Issued Share Capital:	Holder	No. & Class of Shares
	Chyron UK Holdings Limited	10,000 US$1 no par common stock

Schedule 2

Intellectual Property

Part 1

Trade Mark
Trade Mark	Territory	Appl No. and Date	Reg No. and Date
AURORA	US	73/361,142 23AP1982	1,279,666 29MY1984
XD	US	75/420,311 20JA1998	2,262,496 20JL1999
PROCION	CANADA	864,494 17DE1997	TMA547,211 26JE2001
PROCION	CHINA	9800014408 23FE1998	1283745 14JE1999
PROCION	CTM	726315 21JA1998	726315 19MY1999
PROCION	US	75/338,278 08AU1997	2,190,850 22SE1998

Domain Names

www.pro-bel.co.uk;

www.pro-bel.com;

www.pro-bel.fr;

Part 2

The following Intellectual Property is licensed to the Company and/or the Subsidiaries:

Copyright in the following Products

Routing and Routing Control : Axis, Halo, Freeway, Sirius, Eclipse, HD, MADI, Aurora, XD, TM, Prodigy, Nebula, Piper, Procion

Modular : 6063 range, ICON, System Builder, COSMOS

Automation, Media Management and Master Control: MAPP, Sextant, Compass, Meridian, MACI, Digital Content Controller, TX series, Morpheus, Mediaball and Master Builder

Tekniche 4421/2 Icon Extractor/Embedder and 6672/3 6063 Extractor/Embedder

BBC 5603 MADI router crosspoint

Automation/products: Database - Centura; Browse - Telemedia

Licensed by the Company and/or the Subsidiaries:

Trilogy - joint COSMOS development

K Squared Technology - 4425 Audio Embedder

SCHEDULE 3

The Properties

Part 1

Freehold Properties

  Hartman House

  Danehill, Lower Earley, Reading, Berkshire

  Title No: BK222477

  Land on the North West Side of Cutbush Close, Lower Earley, Reading

  Title Number: BK262688

  Land at Manor Farm, Fringford, Oxfordshire

Title No: ON122109

Part 2

Leasehold Properties

Property	Lease Details
1. Unit 6 Cutbush Industrial Estate, Danehill, Lower Earley, Reading, Berkshire	Lease dated 8th March 1989 and made between (1) Hill Samuel Life Assurance Limited (2) Footwork UK Limited (3) Footwork Corporation
2. 680 Eskdale Road, Winnersh Triangle, Wokingham, Reading, Berkshire	Lease dated 5th December 1995 and made between (1) Slough Properties Limited (2) Pro-Bel Limited
3. Unit 3 Cutbush Court, Danehill, Lower Earley, Reading, Berkshire	Lease dated 29th August 1991 and made between (1) Trustees of the Pro-Bel Limited Penson Scheme (2) Pro-Bel Limited
4. Unit 4, Cutbush Court, Danehill, Lower Earley, Reading, Berkshire	Lease dated 29th August 1991 and made between (1) Trustees of the Pro-Bel Limited Pension Scheme (2) Pro-Bel Limited
5. Unit 5 Maiden Lane, Lower Earley, Reading, Berkshire

Lease dated 19th May 1998 and made between (1) J A Pye (Oxford) Estates Limited (2) Maiden Lane Development Management Company Limited (3) Maiden Place Garden Company Limited (4) Bennetts Group Limited

6. 228 Berwick Avenue, Slough, Berkshire	Lease dated 15th June 2000 and made between (1) Slough Trading Estate Limited (2) Pro-Bel Limited (3) Chyron UK Holdings Limited

Part 3

Properties Subject to Leases and Licences

Property	Lease Details
Unit 5, Maiden Lane, Lower Earley, Reading, Berkshire	Underlease dated 9th September 1999 and made between (1) Pro-Bel Limited (2) Bradford & Bingley Estate Agencies Limited

Part 4

French Property

1st Floor, 5 Rue de Conflans

94220 Charenton-le-Pont

France

SCHEDULE 4

Completion Documents

  Duly executed stock transfer forms for the transfer of the Shares in favour of the Purchaser or its nominee together with the relative share certificates or indemnities.

  The resignations by way of deed of Michael Wellesley-Wesley as a director of the Company and the UK Subsidiary in which he shall acknowledge that he has no claims against the Company or the UK Subsidiary or either of them (as the case may be) for compensation for loss of office.

  The resignations by way of deed of Michael Knight as a director of the Company, the UK Subsidiary and Pro-Bel Software Limited in which he shall acknowledge that he has no claims against the Company or the UK Subsidiary or either of them (as the case may be) for compensation for loss of office.

  The resignations by way of deed of David Martin Ward as a director of the Company and the UK Subsidiary in which he shall acknowledge that he has no claims against the Company or the UK Subsidiary or either of them (as the case may be) for compensation for loss of office.

  The resignation by way of deed of Raymond Parsons as a director of Cadniques Limited in which he shall acknowledge that he has no claims against Cadniques Limited for compensation for loss of office.

  The resignation by way of deed of Malcolm Butler as a director of Pro-Bel Software Limited in which he shall acknowledge that he has no claims against Pro-Bel Software Limited for compensation for loss of office.

  The resignation of Jerry Kieliszak as a director of the US Subsidiary in which he shall acknowledge that he has no claims against the US Subsidiary for compensation for loss of office.

  The resignation of Michael Wellesley-Wesley as a director of the US Subsidiary in which he shall acknowledge that he has no claims against the US Subsidiary for compensation for loss of office.

  The resignation of Robert Matlin as secretary of the US Subsidiary in which he shall acknowledge that he has no claims against the US Subsidiary for compensation for loss of office.

  All the statutory books of the Company and of the Subsidiaries incorporated in England and Wales together with their certificates of incorporation and common seals (where they have one).

  The statutory books of the French Subsidiary shall be delivered to the Purchaser at 1st Floor, 5, rue Conflans, 94220, Charenton-le-Pont, France.

  The certificates or indemnities in respect of all issued shares in the Subsidiaries other than the French Subsidiary and other than in relation to the shares held by Electronic Holdings Limited in Pro-Bel Developments Limited.

  A copy of the Articles of Association of the French Subsidiary.

  The deeds and documents constituting title to the Properties other than the French Property insofar as they are in the possession of or under the control of the Vendor or the Company or the Subsidiaries or any of them.

  Evidence of the release of the charges set out against the Company and the Subsidiaries listed in Schedule 1 other than the Deposit Deed registered against the UK Subsidiary.

  Evidence of the deposit of the stock transfer agreement transferring the single share held by Michael Knight in Chyron Pro-Bel SARL to the Company and subsequent byelaws of the French Subsidiary to the trade registry of Creteil ("Greffe du Tribunal de Commerce de Créteil") which shall be delivered to the Purchaser at 1st Floor, 5, rue Conflans, 94220, Charenton-le-Pont, France.

  French Subsidiary's extract ("Extrait K-bis") and certificate of non-encumbrance (Etat des privileges et des nantissements") which shall be delivered to the Purchaser at 1st Floor, 5, rue Conflans, 94220, Charenton-le-Pont, France.

  Commercial lease for the French Property which shall be delivered to the Purchaser at 1st Floor, 5, rue Conflans, 94220, Charenton-le-Pont, France.

  A duly executed counterpart of the Licence executed by the Vendor.

  A duly executed counterpart of the Tax Covenant executed by the Vendor.

  A duly executed Escrow Letter executed by the Vendor to receive on behalf of the Purchaser's Solicitors.

  A duly executed copy of the Disclosure Letter signed by the Vendor, together with the Disclosure Bundle.

  Copies of the statement of each bank account of the Company with Barclays Bank plc or any Barclays Bank plc group company and each of the Subsidiaries and a print of the balance of the Fleet account in each case made up to a date not earlier than two business days before Completion.

SCHEDULE 5

Part 1

The UK Warranties

1.     AUTHORITY AND CAPACITY

1.1    Incorporation

The Vendor is duly incorporated and validly existing under the laws of its place of incorporation.

2.    CAPACITY AND TITLE OF VENDOR

2.1    Authority and Capacity of the Vendor

2.1.1    The Vendor has full power and authority to enter into and perform this Agreement and this Agreement when executed will constitute valid and binding obligations on the Vendor, in accordance with its terms.

2.1.2    The execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement will not:

  result in a breach of any provision of the memorandum or articles of association of the Company by the Vendor; or

  result in a breach of any law, order, judgment or decree of any court or governmental agency to which the Vendor is a party or by which any Vendor is subject or bound.

2.2    Ownership of the Shares

2.2.1    The Shares constitute the entire issued and allotted share capital of the Company and are fully paid or credited as fully paid.

2.2.2    The Vendor is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares without the consent of any third party.

2.2.3    No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption) and there are no claims, charges, liens, equities or encumbrances on the shares of the Company.

2.2.4    None of the Shares was, or represents assets which were, the subject of a transfer at an undervalue, within the meaning of Sections 238 or 339, Insolvency Act 1986, within the past 5 years.

2.3    Acquisitions

So far as the Vendor is aware, there are no outstanding liabilities or obligations affecting any Group Company as a result of any acquisition or disposal by that Group Company other than in the ordinary course of business.

3.    SUPPLY OF INFORMATION

3.1    Accuracy of corporate information

All information contained in Parts 1 and 2 of Schedule 1 was at the opening of business on the date hereof and all information contained in Schedules 3 and 4 of this Agreement is true, complete and accurate in all material respects and the Vendor is not aware of any fact or matter or circumstance not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading in any material respect.

3.2    Copies of Audited Accounts, the Management Accounts and Memorandum and Articles of Association

The copies of the Audited Accounts, the Management Accounts and the memorandum and articles of association of the Company delivered to the Purchaser are complete and accurate copies of the originals thereof and, in the case of the memorandum and articles of association, contain full details of the rights and restrictions attaching to the share capital of the Company and have attached to them copies of all such resolutions and agreements as are required by law to be delivered to the Registrar of Companies for registration and all other resolutions passed by the Company or any class of members, other than resolutions relating to ordinary business at any annual general meeting of the Company.

4.    ACCOUNTS AND RECORDS

4.1    Preparation and contents of Audited Accounts

The Audited Accounts were prepared in accordance with the requirements of all relevant statutes and generally accepted United Kingdom accounting practices including, without limitation, all applicable Financial Reporting Standards issued by the Accounting Standards Board, Statements of Standard Accounting Practice issued by the Institute of Chartered Accountants of England and Wales and Statements from the Urgent Issues Task Force current at the Accounts Date and, where the accounting practice used to prepare the Audited Accounts differs from those applicable in previous financial periods, the effect of any such difference is Disclosed in the Disclosure Letter.

4.2    The Audited Accounts:

4.2.1    give a true and fair view of the state of affairs of the Group at the Accounts Date and the profits or losses of the Group for the financial period ending on that date;

4.2.2    disclose, to the extent required by UK GAAP, all the assets of the Company as at the Balance Sheet Date;

4.2.3    make reasonable and adequate provision for all actual liabilities of the Company as at the Balance Sheet Date;

4.2.4    make proper provision (or note in accordance with good accounting practice) for all material contingent liabilities of the Company as at the Balance Sheet Date;

4.2.5    make adequate provision for all bad and doubtful debts of the Company as at the Balance Sheet Date;

4.3    None of the debts included in the Audited Accounts or any of the debts subsequently arising have been the subject of factoring by the Company.

4.4    Accounting and Other Records

The statutory books, books of account and other records of whatsoever kind of the Company are up-to-date and contain materially complete and accurate records of all matters required to be dealt with in such books. All accounts, documents and returns required by law to be delivered or made to the Registrar of Companies or any other authority have been duly delivered or made.

4.5    The Management Accounts

The Management Accounts have been carefully prepared in good faith and with due diligence and on a basis consistent with the previous management accounts and fairly reflects the financial and trading position of the Company as at this date and for the period to which they relate.

4.6    Changes since the Balance Sheet Date

Since the Balance Sheet Date:

4.6.1    there has been no material adverse change in the financial or trading position or, so far as the Vendor is aware, prospects of the Group;

4.6.2    the Company's business has been carried on in the ordinary course, without any interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern;

4.6.3    the Company has not entered into any material transaction or assumed or incurred any material liabilities, otherwise than in the ordinary course of carrying on its business;

4.6.4    no dividend or other distribution has been declared, made or paid to the Company's members;

4.6.5    the Company has not allotted or issued or agreed to issue any share or loan capital;

4.6.6    no supplier of the Company has ceased or restricted supplies or threatened so to do, there has been no loss or material curtailment of the business transacted by the Company with any customer which at any time in the preceding financial year represented 10 per cent or more of the turnover of the Company.

5.    FINANCE

5.1    Borrowings

5.1.1    Other than in relation to the Group's facilities with Barclays Bank plc, Fleet Bank or HSBC, details of all overdraft, loan and other financial facilities available to the Group and the amounts outstanding under them at the close of business on the day preceding the date of this Agreement are set out in the Disclosure Letter.

5.1.2    The amounts borrowed by the Company (as determined in accordance with the provisions of the relevant instrument) do not exceed any limitation on its borrowing contained in its Articles of Association or in any debenture or other deed or document binding upon it.

5.1.3    The Company has no outstanding loan capital, nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in Audited Accounts or borrowed any money which it has not repaid, save for borrowings disclosed in the Disclosure Letter.

5.2    Liabilities

So far as the Vendor is aware, there are no liabilities which are outstanding on the part of the Company, other than those liabilities disclosed in the Audited Accounts or which have arisen in the ordinary course of business since the date to which such accounts were prepared.

5.3    Insurance

5.3.1    Reasonable particulars of the insurances of the Company are contained in the Disclosure Letter.

5.3.2    In respect of all such insurances:

  all premiums have been duly paid to date;

  all the policies are in force;

  no claim is outstanding and, so far as the Vendor is aware, no circumstances exist which are likely to give rise to any claim.

6.    TRADING AND CONTRACTUAL ARRANGEMENTS

6.1    Capital Commitments

The Company does not have any material capital commitments.

6.2    Contracts

6.2.1    Accurate copies of all material contracts to which any Group Company is party is contained in the Disclosure Bundle.

6.2.2    The Company is not a party to or subject to any contract, transaction, arrangement, understanding, obligation or liability which:

  is not wholly on an arm's length basis or has been made since 31 December 2002 and which is not in the ordinary course of business.

  can be terminated in the event of any change in the underlying ownership or control of that Group Company or would be materially affected by such change;

  The Vendor is not aware of any actual breach alleged in writing of any contract to which the Company is a party which is material to the Business.

6.3    Guarantees etc

Save as disclosed in the Audited Accounts or in Schedule 8 to this Agreement, there is not outstanding any guarantee, indemnity or suretyship given by or for the benefit of the Company.

6.4    Debts, Contracts and Arrangements with Connected Persons etc

6.4.1    With the exception of the Vendor Loan, the Trading Loan and loans, debts and securities particulars of which are contained in the Disclosure Letter or which will have been discharged on or prior to Completion, there are:

  no loans made by the Company outstanding to the Vendor and/or any director of the Company and/or any person connected with any of them and the Company has not been a party to any transaction to which any of the provisions of s.320 (substantial property transactions involving directors, etc), s.322 (liabilities arising from contravention of s.320) or s.330 (general restrictions on loans etc to directors and persons connected with them) Companies Act 1985 may apply;

  no debts owing by the Vendor to the Company and/or any director of the Company and/or any person connected with any of them other than debts which have arisen in the ordinary course of business; and

  no securities for any such loans or debts as aforesaid.

6.4.2    With the exception of:

  the contracts and arrangements particulars of which are contained in the Disclosure Letter and which will be terminated by mutual consent prior to Completion without any liability for compensation or otherwise on the part of the Company; and/or the contracts referred to in clause 12;

  there are no existing contracts or arrangements to which the Company is a party and in which the Vendor and/or any director of the Company and/or any person connected with any of them are interested whether directly or indirectly.

6.5    Joint Venture, Partnerships etc

Save in relation to Pro-Bel Developments Limited the Company is not and has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association) and the Company is not and has not agreed to become a party to any agreement or arrangement for participating with others in any business sharing commissions or other income.

7.    LEGAL MATTERS

7.1    Compliance with Laws

The Company has not received any notice of non-compliance with any applicable laws, regulations and byelaws in the United Kingdom and in any relevant foreign country and so far as the Vendor is aware, the Company has to a material extent carried on its business in accordance with applicable laws, regulations and byelaws in the United Kingdom and in any relevant foreign country.

7.2    Licences and Consents

So far as the Vendor is aware, all statutory, municipal and other licences, consents, permits and authorities necessary or desirable for the carrying on of the business of the Company as now carried on have been obtained and are valid and subsisting.

7.3    Litigation

7.3.1    Since the Balance Sheet Date no claim for damages or seeking any other relief has been made against the Company.

7.3.2    The Company is not engaged whether as plaintiff or defendant or otherwise in any legal action, proceedings or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business) and is not being prosecuted for any criminal offence and, so far as the Vendor is aware, there are no such proceedings or prosecutions pending or threatened.

7.3.3    So far as the Vendor is aware, there are no investigations, disciplinary or grievance proceedings or, other circumstances likely to lead to any such claim or legal action, proceedings or arbitration (other than as aforesaid) or prosecution in which the Company may become involved.

7.4    Insolvency etc

7.4.1    No order has been made, petition presented, resolution passed or meeting convened for the winding up of the Company.

7.4.2    No petition has been presented for an administration order to be made in relation to the Company, nor has any such order been made.

7.4.3    No receiver and/or manager (including an administrative receiver) has been appointed of the whole or any part of any of the property, assets and/or undertaking of the Company.

7.4.4    No voluntary arrangement within the meaning of s. 1 Insolvency Act 1986 as amended by the Insolvency Act 2000 has been proposed by the directors of the Company.

7.4.5    No compromise or arrangement between the Company and its creditors and/or members or any class of its creditors and/or members, has been proposed or agreed to within the meaning of s. 425 Companies Act 1985.

7.4.6    No steps have been taken by the directors of the Company to obtain a moratorium for the Company within the meaning of s. 1A Insolvency Act 1986.

7.4.7    No distress, distraint, charging order, garnishee order, execution or other process has been levied or, so far as the Vendor is aware, applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

7.4.8    The Company is not unable to pay its debts within the meaning of s.123 Insolvency Act 1986.

7.4.9    None of the persons who at present is a director or officer of the Company is subject to any disqualification order under the Companies Acts or under the Company Directors Disqualification Act 1986.

7.4.10    No steps have been taken or are contemplated by the Vendor or by the Company and, so far as the Vendor is aware, no circumstances exist, which may at any time hereafter lead to a result which renders any of the warranties contained in sub-paragraphs  to (inclusive) above to be no longer true or accurate and no event analogous to any referred in those sub-paragraphs has occurred anywhere in the world.

7.5    Competition and Restrictive Practices

7.5.1    So far as the Vendor is aware, the Company is not a party to any agreement, arrangement or concerted practice and is not carrying on any practice or behaving in any way which in whole or in part:

  contravenes the provisions of the Resale Prices Act 1976, the Trade Description Acts 1968 and 1972, the Fair Trading Act 1973, the Chapter I prohibition or the Chapter II prohibition of the Competition Act 1998, the Enterprise Act 2002 or any secondary legislation made under any of those Acts or which has been notified to the Director General of Fair Trading for guidance, or a decision for negative clearance, exemption or other administrative measure;

  contravenes Article 81(1) or 82 of the Treaty of Rome or any regulation or directive made under it or which has been notified to the Commission of the European Community for negative clearance, exemption or other administrative measure;

  contravenes the provisions of the Consumer Credit Act 1974;

  has been referred to the Competition Commission for investigation under the Competition Act 1980; or

  contravenes or is invalidated by any anti-trust legislation in any other jurisdiction where the Company has assets or carries on business.

7.6    Powers of Attorney

The Company has not given a power of attorney or any other authority which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf, other than any authority to any officers or employees to enter into routine trading contracts in the normal course of their duties.

8.    EMPLOYEES

8.1    Employees and Terms of Employment

8.1.1    Summary particulars are contained in the Disclosure Letter in respect of each director and employee of the Group.

8.1.2    There are not in existence any contracts of service with directors or employees of the Company or UK Subsidiary, nor any consultancy agreement with the Company or the UK Subsidiary, which cannot be terminated by three (3) months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

8.1.3    No material changes to the contracts or agreements referred to in sub-paragraph 8.1.1 have been made or proposed whether by the Company or the UK Subsidiary since the Balance Sheet Date pursuant to which the obligations of the Company or the UK Subsidiary are increased.

8.1.4    Neither the Company nor the UK Subsidiary has, in contravention of the Companies Act 1985 entered into any arrangement involving the acquisition of non-cash assets from or disposal to; or granted any loan or quasi-loan or entered into any guarantee or credit transaction with; or provided any security in connection with any loan, quasi-loan or credit transaction to or with any director or person connected with a director within the meaning of the Companies Act 1985.

8.1.5    No individual is seconded or temporarily transferred to the Company or the Subsidiaries from any third party and no consultant, director or employee of the Company or the Subsidiaries is seconded or temporarily transferred to any third party other than another Group Company. No individual is currently on training, work experience or other similar scheme with the Company or the Subsidiaries.

8.2    Liabilities to and from Employees

8.2.1    There are no amounts owing to or from any present or former directors or employees of the Company or the Subsidiaries other than remuneration accrued due or for reimbursement of business expenses (not exceeding GBP5,000 in aggregate) and no directors or employees of the Company or the Subsidiaries have given or been given notice terminating their contracts of employment.

8.2.2    Save to the extent (if any) to which provision or allowance has been made in the Audited Accounts, neither the Company nor the Subsidiaries have made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or employee which is not allowable as a deduction for the purposes of Taxation.

8.2.3    Save to the extent (if any) to which provision or allowance has been made in the Audited Accounts and so far as the Vendor is aware:

  no liability has been incurred by the Company or the Subsidiaries (and there are no existing or threatened claims against the Company or the Subsidiaries) and no outstanding gratuitous payment of a material amount has been promised by the Company or the Subsidiaries for breach, termination or variation of any contract of employment, contract of service or for services, or for severance payments or for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for inducing breach of contract or for failure to comply with any order for the reinstatement or re-engagement of any employee or for race, sex or disability discrimination; and

  there are no claims pending or threatened, or capable of arising, against the Company or the Subsidiaries by an employee or workman or third party, in respect of an accident or injury.

8.3    Redundancies

Within a period of one (1) year preceding the date of this Agreement neither the Company or the Subsidiaries have given notice of any redundancies to the relevant Secretary of State or started consultations with any independent trade union or unions under the provisions of s.188 Trade Union and Labour Relations (Consolidation) Act 1992 or Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 1981 and the Company has not failed to comply with any such obligations under the said s.188 or Regulation 10 of the said regulations.

8.4    Industrial Disputes and Negotiations

8.4.1    Neither the Company nor the Subsidiaries are involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or association of trade unions or organisation or body of employees.

8.4.2    No applications to obtain recognition have been made to the Company, the Subsidiaries and/or the Central Arbitration Committee by any trade union in respect of employees of the Company or the Subsidiaries.

8.5    Share Incentive, Bonus Schemes etc

Neither the Company nor the Subsidiaries has in existence any share incentive scheme, bonus scheme, share option scheme, profit sharing scheme or commission (contractual or otherwise) for all or any part of its directors or employees.

8.6    Industrial Agreements

Neither the Company nor the UK Subsidiary has not entered into any union membership, security of employment, recognition or other collective agreement (whether legally binding or not) with a trade union and has not done any act which might be construed as recognition.

8.7    No pension provision

Other than in accordance with the Pension Schemes, there is not in operation by the Group (nor has there been in operation by the Group) and no proposal has been announced by the Group to enter into or establish any plan, scheme, arrangement, custom or practice (whether or not approved by the Inland Revenue) for the provision of any benefits in respect of retirement (including early retirement), death, termination of employment (including termination on grounds of redundancy, inefficiency or ill health) (whether voluntary or not) or during periods of sickness or disablement however funded and whether or not legally binding for any employee or director (or ex-employee or ex-director) of the Group or the dependants of any such employees or directors of the Group.

8.8    Full details disclosed

8.8.1    Material particulars of the Pension Schemes (including copies of the current Rules and most recent actuarial valuation of the Final Salary Scheme, and a list of members as at 24 July 2003 of the Pension Schemes) sufficient to enable the Purchaser to understand the benefits payable to or in respect of them under the Pension Schemes are contained in the Disclosure Letter.

8.8.2    All documentation relevant to the Pension Schemes within the Vendor's possession will be provided to the Purchaser within 28 days of Completion.

8.9    Contributions

All contributions due from the Group to the Final Salary Scheme have been duly made at the rate(s) and time(s) recommended by the actuary to the Pension Schemes and in accordance with the payment schedule and/or schedule of contributions (as the case may be); and all contributions due to the GPP have been made in accordance with the Personal Pension Schemes (Payments by Employers) Regulations 2000 (SI 2000/2692).

8.10    Membership

Every person who has had a right to join, or to apply to join, the Pension Schemes, has been properly advised of that right and no employee has been excluded from membership of it or from any of the benefits under it in contravention of Article 141 of the Treaty of Rome, section 62 of the Pensions Act 1995, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 1551/2000) or the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034).

8.11    Benefits

8.11.1    No benefits (including augmentations) are provided under the Pension Schemes other than those referred to in, and disclosed against, paragraph 8.7 above and no undertakings or assurances have been given to any employee as to the continuance or improvement of any pension rights or entitlements which the Group would be required to implement.

8.11.2    So far as the Vendor is aware and save in relation to benefits comprised solely of a return of fund or a refund or contributions, all lump sum death benefits under the Pension Schemes are fully covered on normal terms for persons in good health under insurance policies effected with an insurance company to which the Insurance Companies Act 1982 applies and the Vendor is not aware of any circumstances in which such insurance would be invalidated.

8.12    Amendment, closure, discontinuance

The Pension Schemes are not in the process of being amended, closed or discontinued.

8.13    Regulatory approval

The Final Salary Scheme has approval under the Taxes Acts and, so far as the Vendor is aware, the GPP has approval under the Taxes Acts. The Vendor is not aware of any reasons why any such approval could be withdrawn.

8.14    Compliance

In relation to the Pension Schemes the Group has complied in all material respects with its obligations under all the trusts, powers and provisions of any of them and with all applicable laws, regulations and the requirements of any competent governmental or regulatory authority relevant to any of them.

8.15    Disputes

So far as the Vendor is aware:

8.15.1    there are no ongoing disputes in relation to the Pension Schemes;

8.15.2    no claim or complaint (other than routine claims for benefits) has been threatened or made in respect of any matter arising out of or in connection with the Pension Schemes; and

8.15.3    there are no circumstances which may give rise to any such dispute or claim.

8.16    Stakeholder

The Group has complied with all of its obligations in respect of its employees relating to stakeholder pension schemes under the Welfare Reform and Pensions Act 1999.

8.17    The Final Salary Scheme

8.17.1    The Group is not, and would not after Completion, be under any obligation (whether legally enforceable or not) to continue to agree to provide (or fund) discretionary increases in respect of pensions in payment referable to service before 6 April 1997.

8.17.2    Other than the Company, no company in the Group has ever participated in the Final Salary Scheme or any other defined benefit occupational pension scheme.

9.    TAXATION MATTERS

9.1    Tax returns and compliance

9.1.1    The Company has at all material times submitted to the relevant Tax Authority by the requisite dates every computation return, notice, clearance, application and consent and all other information for the purpose of Tax howsoever required and each such document was true and accurate in all material respects.

9.1.2    The Company has discharged every tax liability of the Company, in connection with any Event occurring on or prior to the date hereof and there is no Tax Liability or, so far as the Vendor is aware, potential Tax Liability in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority or by virtue of any right under any Tax Statutes or the practice of any Tax Authority. The Company will not be liable to pay any Tax the due date for payment of which will arise in the 30 days following Completion.

9.1.3    The Company has made all material deductions, withholdings and retentions required to be made by a Tax Authority in respect of any actual or deemed payment made or benefit provided on or before the date hereof and has accounted for all such deductions, withholdings and retentions to each relevant Tax Authority and complied with all its obligations under Tax Statutes in connection therewith.

9.1.4    The Company has not within the last six years been liable or will in respect of any Event occurring on r before Completion become liable to pay any interest, penalty, fine or sum of a similar nature in respect of Taxation.

9.1.5    The Company has maintained and has in its possession and under its control all material records and documentation that it is required by any Tax Statute to maintain and preserve.

9.1.6    There are no disputes, unsettled or outstanding assessments or appeals in respect of Taxation and the Company has not within the last six years been subject to any audit enquiry, investigation or other dispute with any Tax Authority and there are no circumstances which may give rise to such an enquiry or dispute.

9.1.7    The Company has duly submitted all claims and elections which have been assumed to have been made for the purposes of the Audited Accounts.

9.1.8    The Company is not liable to be assessed to Tax as agent for, or on account of, or otherwise on behalf of, any other person.

9.1.9    The Company has not made any claim or application to pay any Tax by instalments or to defer the payment of any Tax.

9.1.10    The Company is not liable to pay corporation tax by instalments pursuant to Section 59E, TMA, or any regulations made thereunder.

9.2    General provisions for tax

Proper provision or reserve was made in the Audited Accounts in respect of every Tax Liability for which the Company at the Balance Sheet Date was or may have been materially liable.

9.3    Computation of profit and losses

9.3.1    Since the Balance Sheet Date:

  no Event has occurred which has given or may give rise to any Tax Liability (or would or may have given rise to a Tax Liability but for the availability of a Relief) other than corporation tax on trading profits of the Company and VAT and PAYE arising from appropriate transactions, supplies or payments in each case entered into or made in the ordinary course of the trade of the Company carried on at the Balance Sheet Date;

  no dividend has been declared or paid and no distribution or deemed distribution for Tax purposes has been or declared or agreed to be made by the Company;

  no transaction has occurred, either in circumstances where the consideration actually received or receivable (if any) was less than the consideration which could be deemed to have been received for Tax purposes or which will give rise to a Tax Liability on the Company calculated by reference to deemed as opposed to actual profits;

  no disposal has taken place or other event occurred which will, or may have, the effect of crystallising a Tax Liability which would have been included in the provision for deferred taxation contained in the Audited Accounts if such disposal or other event had been planned or predicted at the Accounts Date;

  the Company has not been a party to any transaction for which any Tax clearance provided for by statute has been, or could have been, obtained; and

  no accounting period or period of account by reference to which Taxation is measured of the Company has ended within the meaning of s.12, Taxes Act (basis of, and periods of, assessment).

9.3.2    The Company has not at any time incurred any:

  expenditure to which s.577A Taxes Act (expenditure involving crime) applied applies or may apply;

  obligation to make any payment of any annuity or other annual payment which may be disallowed as a deduction or charge on income or otherwise be unrelieved by virtue of s.125 Taxes Act.

9.4    Distributions

9.4.1    The Company has not issued any share capital nor granted any right to which s.249 Taxes Act (stock dividends treated as income) applied or could apply.

9.4.2    The Company has not at any time purchased, repaid or redeemed or agreed to purchase, repay or redeem its share capital, or capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves, or otherwise issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of s.254 Taxes Act (interpretation of Part VI).

9.5    Chargeable gains

9.5.1    The Company has not since the Balance Sheet Date:

  made a claim under any of ss.152 to 157 TCGA (replacement of business assets), s.279 TCGA (relief in respect of delayed remittances or gains), s.23 TCGA (compensation and insurance money), s.24 TCGA (negligible value) or s.280 TCGA (consideration payable by instalments);

  been party to any Event falling within the terms of ss.135, 136 or 139 TCGA (company reconstructions and amalgamations);

  exercised an option under s.280 TCGA (consideration payable by instalments) in connection with any disposal;

  received or become entitled to receive any capital distribution for the purposes of s.122 TCGA (distribution which is not a new holding within a reorganisation);

  received any asset by way of gift;

  made any claim and nor has any claim been made or is entitled to be made by any person in respect of any asset which will or may result in a Tax Liability by virtue of s.154 TCGA (new assets which are depreciating assets); or

  made an election under s.35(5) TCGA which affects or may affect any disposal by the Company.

9.6    Capital Allowances

9.6.1    The Company has not within the last 6 years:

  incurred any capital expenditure on the provision of machinery or plant for leasing;

  made any election under s.183 CAA;

  made and is not likely to be taken to have made an election under s.85 CAA.

9.6.2    Since the Accounts Date the Company has not done or omitted to do or agreed to do or permitted to be done any act as a result of which the Company could be required to bring a disposal value into account or suffer a balancing charge or be subject to recovery of excess relief or a withdrawal of allowances for the purpose of the CAA.

9.7    Close companies

The Company is not, nor has it ever been in the six years prior to the date hereof a close company as defined in s.414 Taxes Act [or a close investment holding company for the purposes of s.13A Taxes Act.

9.8    Inheritance Tax

Neither the assets nor the shares of the Company are or may be subject to any charge by virtue of s.237 Inheritance Tax Act 1984 and no person has or may have the power under s.212 Inheritance Tax Act 1984 to raise any capital transfer tax or inheritance tax by sale or mortgage of, or a terminable charge on any of the Company's assets or shares.

9.9    Group Companies

9.9.1    The Company has not within the last six (6) years:

  acquired any asset from any other company which at any relevant time was a member of the same group of companies (as defined in s.170 TCGA) as the Company or was an associated company (as defined in s.774(4) Taxes Act);

  made any intra-group transfers of assets in circumstances such that the Company could be regarded as realising a chargeable gain on the appropriation of the asset to or from trading stock under s.173 TCGA;

  incurred any liability or contingent liability under s.176 (depreciatory transactions within a group), s.190 (tax on one member of group recoverable from another member) and s.191 (tax on non-resident company recoverable from another member of group or from a controlling director) TCGA;

  been party to any scheme of reconstruction or reorganisation of amalgamation to which s.140 TCGA (transfer of assets) applied or could apply; or

  been party to any arrangements referred to in the Inland Revenue Statement of Practice 10/93 or the Corporation Tax (Simplified Arrangements for Group Relief) Regulations 1999 (SI 1999/2975).

9.9.2    Every claim referred to in sub-paragraph 9.9.1 was made and is valid and has been or so far as the Vendor is aware will be allowed by way of relief from corporation tax.

9.9.3    No Liability to Taxation will be suffered by the Company in consequence of Completion or otherwise by virtue either of this Agreement or of the Company ceasing to be a member of a group of companies with any other company.

9.9.4    The Company has not claimed relief from stamp duty under s.42 Finance Act 1930 or s.76 Finance Act 1986 which is liable to be or could be in any circumstances be withdrawn at any time on or after Completion.

9.10    Loan relationships, foreign exchange and interest rate and currency contracts

9.10.1    Each amount in relation to which the Company is a debtor or creditor and reflected in the Audited Accounts or existing on the date hereof constitutes a loan relationship of the Company and no such loan relationship is one to which ss.93 (Relationships linked to chargeable assets), s.94 (Indexed Gilts), s.95 (Gilt Strips)or s.96 (other Gilts) Finance Act 1996 apply or may apply, which has an unallowable purpose as defined in paragraph 13 of Scheudle 9 Finance Act 1996 and there is no creditor relationship of the Company which represents an asset to which s.92 Finance Act 1996 (Convertible Securities) applies or may apply.

9.10.2    No Tax Liability or non trading deficit would arise from any loan relationship of the Company as a result of any debt under such loan relationship being settled in full at Completion.

9.10.3    In relation to each of its loan relationships, the Company operates and has in each accounting period of the Company ending after 31 March 1996 operated on accruals basis of accounting authorised under s.85 Finance Act 1996.

9.10.4    No interest or other amount treated as a debit by the Company (including imputed interest under ss.770A Taxes Act) in relation to any loan relationship remains unpaid and each such debit can be deducted in computing the taxable profits of the Company.

9.10.5    No security created by the Company or in which the Company has any interest whatsoever constitutes a relevant discounted security as defined in paragraph 3 of Schedule 13 to the Finance Act 1996.

9.10.6    The Company:

  does not hold any qualifying asset and nor is it a party to any currency contract for the purposes of Chapter II of Part II of Finance Act 1993 (Exchange Gains and Losses);

  is not a party to a qualifying contract for the purposes of Chapter II of Part IV of Finance Act 1994 (Interest Rate and Currency Contracts ad Options)

and it is not liable to any Tax in respect of such asset or contract or entitled to any non trading loss arising in respect of such asset or contract.

9.11    Tax avoidance

9.11.1    The Company has not within six years prior to the date hereof entered into, been a party to or otherwise been concerned with any Event as a result of which any provision of Part XVII Taxes Act applied or applies or may apply.

9.11.2    The Company has not entered into, or been party to, any scheme or arrangement designed for the purpose of avoiding Taxation, such that a Tax Liability may arise after Completion as a result of or in consequence of such a scheme or arrangement.

9.12    Stamp duty and SDRT

9.12.1    Each document in the possession or under the control of the Company or to the production of which the Company is entitled and on which the Company relies or may rely on for any purpose and which in the United Kingdom or elsewhere requires any stamp or mark to denote that:

  any stamp duty required to be paid by law has been paid;

  the document has been produced to the appropriate authority, has been properly stamped or marked as appropriate and no such document which is outside the United Kingdom would attract stamp duty if it were to be brought into the United Kingdom.

9.12.2    The Company has complied in all respects with the provisions of Part IV Finance Act 1986 (stamp duty reserve tax) and any regulations made thereunder.

9.13    VAT

9.13.1    The Company is not and is not likely to be liable to VAT of any other member or former member of the VAT group or any other group for the purposes of s.43 VATA of which the Company was a member.

9.13.2    The Company has not received any notice under s.43C VATA and there are no circumstances applicable to the Company in connection with which H M Customs & Excise may be entitled to serve such notice on the Company.

9.13.3    The Company:

  has complied in all material respects with all Tax Statutes relevant to VAT and guidance published by all relevant Tax Authorities in any form whatsoever and has made and obtained materially correct and up-to-date records and invoices and other documents appropriate or requisite for the purposes of such Tax Statutes and guidance;

  is not currently in arrears with any payment and has not failed to submit any return (fully and properly completed) or material information required in respect of VAT and is not liable or likely to become liable to any abnormal or non-routine payment or default surcharge or any forfeiture or penalty or subject to the operation of any penal provision;

  is not at the date hereof liable under the Parts XVIII or XIX of the VAT Regs to repay any VAT refunded to it;

  has not granted any interest in or right over land or of any licence to occupy land will not be an exempt supply for VAT purposes.

9.13.4    The Disclosure Letter contains reasonable particulars of any election to waive, exemption made or agreed to be made under Schedule 10 VATA by (i) the Company or (ii) any person who in relation to the Company is a relevant associate as defined in paragraph 3(7) of that Schedule in respect of any property in which the Company has an interest and no Event has occurred as a result of which any such election is and may cease to be valid and effective.

9.13.5    The Disclosure Letter contains full details of all assets owned by the Company to which the provisions of Part XV, Value Added Tax Regulations 1995 (the Capital Goods Scheme) may apply, including the date of acquisition, the cost of the asset, the amount of the input tax for which credit has been claimed and the adjustment period relating to that asset.

9.13.6    The Company has not claimed credit for any input tax where the whole or any part of the consideration for the relevant supply remains outstanding for more than six months after the date of the invoice.

9.13.7    The Company has evidence, satisfactory to HM Customs & Excise to demonstrate that all zero-rated exports have left the UK.

9.13.8    All supplies made by the Company are taxable supplies, and all input tax for which the Company has claimed credit has been paid by the Company, in respect of supplies made to it relating to goods or services used or to be used for the purpose of the business of the Company.

9.14    Landfill Tax

The Company is not, nor has it at any time been a registrable person for the purposes of Part III FA 1996 nor is it treated a member of a group of companies under s.59 Finance Act 1996 and no application has been made for the Company to be treated as such a member.

9.15    Overseas dealings

9.15.1    The Company is resident in the UK for tax purposes and, so far as the Vendor is aware, no circumstance or arrangement exists which would or may cause the Company to cease to be resident in the UK for Tax purposes.

9.15.2    The Company:

  does not have any branch, agency or establishment outside its country of incorporation or any interest in any non-resident body corporate or entity other than in relation to the French Subsidiary and the Company having a branch in Hong Kong;

  has not, without the prior consent of HM Treasury caused, permitted or entered into any of the transactions specified in s.765 Taxes Act;

9.16    Intellectual Property

Since the Balance Sheet Date, the Company has not acquired or disposed of or agreed to acquire or dispose of know-how (whether or not together with a trade or part of trade) in connection with which s.531(1), (2), (4) or (8) Taxes Act apply or may apply.

9.17    Miscellaneous

9.17.1    No Event has been carried out in consequence of which the Compay is or may be held liable for any Tax primarily chargeable against or attributable to any person other than the Company.

9.17.2    There is no agreement or arrangement in existence under which the Company is or may be liable to make a payment of or in respect of Tax.

9.17.3    The Company is not a member of any partnership, European Economic Interest Grouping (as defined in s.510A Taxes Act) or other unincorporated association and nor is it connected (as defined in s.839 Taxes Act) with any person.

9.18    Balance sheet values

The Company has not at any time in respect of any asset owned at the date hereof made, nor will prior to Completion make, any claim under ss.152 to 158 (inclusive), TCGA (replacement of business assets) and there is no proposal or plan to make any such claim either in the claims and elections assumed to have been made for the purposes of the Audited Accounts or otherwise.

9.19    Customs Duties

9.19.1    The Company has made all necessary returns in relation to the collection and payment Customs duties, excise duties and other Taxes having an equivalent effect and has provided to any relevant Tax Authority all necessary information, returns and documentation and paid all amounts due in relation to the same and within the prescribed time limits.

9.19.2    Details of all bonds, recognisance and guarantees given to any relevant Tax Authority, or of any duty deferment scheme or arrangement taken or claimed, by or in relation to the Company are set out in the Disclosure Letter.

9.20    The Company has not since the Accounts Date made or provided and is not under any obligation currently or for the future to make any payment of an income or revenue nature which, or to provide a benefit the cost of which, will be prevented from being deductible for Tax purposes, whether as a deduction in computing the profits of a trade or as an expense of management or as a charge on income which materially exceeds the average level of such payments which were not deductible in an equivalent period in the previous three accounting periods.

10.    ASSETS (OTHER THAN THE PROPERTIES)

10.1    Ownership of the Subsidiaries

10.2    The Company is the sole beneficial owner of all of the issued or allotted shares of the Subsidiaries free from all liens, claims, charges, equities and encumbrances other than by reason of the Guarantees or any charges (other than the Rent Deposit Deed) registered against them which will be discharged or released on or prior to Completion and all such shares are fully paid or credited as fully paid.

10.3    No Group Company holds or is liable on any share or relevant security which is not fully paid up or carries any liability.

10.4    Subsidiaries, Associates and Branches

Other than the Subsidiaries, the Company is not the holder or beneficial owner of and has not agreed to acquire any interest in any undertaking or in any share or loan capital of any other company (whether incorporated in the United Kingdom or elsewhere).

10.5    Title to Assets

All assets of the Group (other than the Properties) and all debts due to it which are included in the Audited Accounts or have otherwise been represented as being the property of or due to the Company as at Completion are:

10.5.1    used or held for the purposes of its business;

10.5.2    save for those disposed of in the ordinary course of business, the absolute property of the relevant Group Company; and

10.5.3    none is the subject of any option, right to acquire, assignment, mortgage, charge, lien or hypothecation or other encumbrance whatsoever (excepting other liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, conditional sale or credit sale agreement other than by reason of the Guarantees or any charges (other than the Rent Deposit Deed) registered against them which will be discharged or released on or prior to Completion.

10.6    Plant and Machinery

The plant, machinery, vehicles and all other equipment used in connection with the business of the Company is in satisfactory repair and condition and satisfactory working order having regard to their age and the use within the Business.

10.7    Intellectual Property

10.7.1    Part 1 of Schedule 2 contains details of all of the registered Intellectual Property Rights Part 2 of Schedule 2 contains details of all of the material Licensed Rights.

10.7.2    The Company has not granted, or purported to grant, to any third party any licences (whether express or implied) of any of the Intellectual Property Rights or Licensed Rights nor has the Company created any equitable interest in, charged, mortgaged or otherwise encumbered any of the Intellectual Property Rights or Licensed Rights other than by reason of the charges (other than the Rent Deposit Deed) registered against them which will be discharged or released on or prior to Completion.

10.7.3    All Licensed Rights are the subject of binding and enforceable licences from third parties in favour of the Company which entitle the Company to use or sub-licence the Licensed Rights as part of their ordinary course of business and of which:

  no notice to terminate has been received;

  as far as the Vendor is aware, such third party licensors have fully complied with all obligations under those licences that could affect either party's right to terminate the agreement;

  all parties have fully complied with all obligations in those licences that could affect either party's right to terminate the arrangement; and

  in relation to which no disputes have arisen or are foreseeable so far as the Vendor is aware;

and in either case nothing has been done or omitted to be done whether by the Company or as far as the Vendor is aware by any person which would jeopardise the validity, enforceability or subsistence of any Licensed Rights or any such licences.

10.7.4    Material details of all licences to the Company of Intellectual Property granted outside the ordinary course of business are disclosed in Part 2 of Schedule 2. So far as the Vendor is aware the Company is not in breach of the terms of any of the licences disclosed in Part 2 of Schedule 2.

10.7.5    In respect of the Intellectual Property Rights:

  all renewal fees have been paid and renewals made by their due date and so far as the Vendor is aware after having made all reasonable enquiries of its patent and trademark agents, the Company and its agents have carried out and complied with all such formalities necessary to preserve and maintain the registrations;

  in the case of registrations contained in Part 1 of Schedule 2, each is presently used by the Company and is in full force and effect and has not been abandoned; and

  no proceedings, actions or claims are pending or, so far as the Vendor is aware, threatened:

    impugning the title, validity or enforceability (in whole or in part) of any of the Intellectual Property Rights in respect of infringement of any of the Intellectual Property Rights; or

    with the intention that any third party be permitted to use any of the Company Intellectual Property Rights and in particular by way of compulsory licence or crown use (or a similar or analogous right in another jurisdiction).

10.7.6    In respect of the Licensed Rights, so far as the Vendor is aware,:

  all renewal fees have been paid and renewals made by their due date and the licensor has carried out and complied with all administrative formalities necessary to preserve and maintain the registrations;

  in the case of registrations contained in the Disclosure Letter each is presently used by the Company and is in full force and effect and has not been abandoned; and

  no proceedings, actions or claims are pending or threatened:

    impugning the title, validity or enforceability (in whole or in part) of any of the Licensed Rights or in respect of infringement of any of the Licensed Rights; or

    with the intention that any third party be permitted to use any of the Licensed Rights and in particular by way of compulsory licence or crown use (or similar or analogous right in another jurisdiction).

10.7.7    So far as the Vendor is aware, the carrying on of the business of the Company does not infringe any Intellectual Property of any third party, at no time during the past 6 years has there been any unauthorised use or infringement by the Company of any Intellectual Property of any third party nor does any current use or anticipated use (as such anticipated use is described in the Company's marketing plans of the last twelve months of any Intellectual Property Rights make the Company liable to pay a fee or royalty.

10.7.8    There are no royalty audits of the Company currently taking place or request for the conduction of royalty audits have been received by the Company.

10.7.9    So far as the Vendor is aware, the Company is not engaged in any activity which could lead to a third party bringing a claim against the Company for passing-off and so far as the Vendor is aware, the Company does not have grounds to bring an action against a third party for passing off.

10.7.10    The Vendor is not aware of the assertion of any moral rights in respect of the Intellectual Property Rights.

10.7.11    A complete list of domain names used by the Company is contained in the Disclosure Letter. The Company has and shall at the Completion Date have the contractual right to use all of such domain names and has registered such domain names with the relevant domain name registry. The Company has not granted to any third party any right or licence to use the domain names. So far as the Vendor is aware, there are no disputes relating to any such domain names. All registration fees in respect of the domain names have been paid up to date.

10.7.12    The Company's website(s) and all copyright in respect thereof are legally and beneficially owned by the Company and no third party has any rights in or licences to the website(s), nor are the website(s) subject to any mortgage, charge, lien or other encumbrance or any agreement or commitment to give or create the same.

10.7.13    All confidential information used in relation to the Company's business has been kept strictly confidential and has not been disclosed to any third party.

11.    INFORMATION TECHNOLOGY

11.1    Communications and Computer Systems

11.1.1    All communications and computer systems (including, without limitation, all hardware, firmware, software (other than shrink-wrap software sold in standard configuration and readily available on standard terms and conditions)) and peripherals used in connection with the business of the Company are:

  legally and beneficially owned by the Company free from any legal or equitable charge, encumbrance, right, interest or claim by any person other than by reason of the Guarantees or any charges (other than the Rent Deposit Deed) registered against them which will be discharged or released on or prior to Completion or licensed to the Company on terms which enable the Company to use it to fulfil its business requirements pursuant to a licence a copy of which is annexed to the Disclosure Letter; and

  in the possession of or under the control of the Company.

11.1.2    The Company's right to use the communications and software systems and the peripherals or any part of them will not be adversely affected by the transactions effected by this Agreement.

11.1.3    The Company has experienced no mechanical or software failure in respect of any of the communications and software systems or the peripherals operated by it in the six months prior to the date of this Agreement.

11.1.4    The Company uses no open source software in its products or services and the Company Intellectual Property Rights do not depend on or incorporate any open source software.

11.2    Data

11.2.1    All collections of data in machine-readable form relating to the business of the Company (including databases relating to customers, suppliers and employees) are in the possession or under the control of the Company.

11.2.2    All tangible documents relating to the business of the Company (including tangible 'works' as defined in the Copyright Designs and Patents Act 1988), data and methodology not at present in the public domain and all financial, commercial, trade and business secrets of whatever nature and in whatever form, including that comprised in, derived from or relating to any drawings, diagrams, illustrations, data, specifications, lists, programs, formulae, technical information, plans, reports and manuals) are in the possession or under the control of the Company.

11.3    Data Protection Acts requirements

11.3.1    The Company and the UK Subsidiary have complied at all times in all material respects with the requirements of the Data Protection Acts 1984 and 1998.

11.3.2    There are no outstanding complaints in relation to the Company or the UK Subsidiary from data subjects, or requests for information, or assessments, or other formal investigations by the Information Commissioner.

12.    FREEHOLD AND LEASEHOLD PROPERTY

12.1    The UK Properties

The UK Properties comprise all of the premises and land owned, occupied, held, controlled or at any time used in connection with the businesses of the Company and its Subsidiaries and the Company or a Subsidiary is in actual and exclusive occupation.

12.2    Title

In relation to each UK Property:

12.2.1    the Company or the Subsidiary named in Part 1 of Schedule 4 as owner of the UK Property is the legal owner of and beneficially entitled to the whole of the proceeds of sale of the UK Property;

12.2.2    if the title to the UK Property is registered, then the Company or the Subsidiary named in Schedule 4 is registered with Absolute Title and if not so registered, then the freehold title of the Company commences with a good root of title at least fifteen (15) years old and the Company has in its possession or unconditionally held to its order all the original documents of title and other documents and papers relating to the UK Property;

12.2.3    there are no mortgages, charges or debentures (whether legal or equitable and whether fixed or floating), rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid vendor or otherwise), annuities or other unusual outgoings, or trusts (whether for securing money or otherwise) affecting the UK Property or the proceeds of sale of it;

12.2.4    so far as the Vendor is aware the UK Property is not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of pre-emption, wayleave, profit a prendre, licence or other right or informal arrangement in favour of any third party (whether in the nature of a public or private right or obligation) nor so far as the Vendor is aware is there any agreement or commitment to give or create any of the foregoing and where the UK Property is subject to any such arrangement so far as the Vendor is aware no material breach has occurred of any of the terms thereof and all rights of light, air and support are enjoyed fully as of right;

12.2.5    so far as the Vendor is aware the UK Property enjoys access and egress over roads which have been adopted by the appropriate highway authority and are maintainable at the public expense. So far as the Vendor is aware the UK Property drains into a public sewer and is served by water, electricity and gas utilities. Either the pipes, sewers, wires, cable conduits and other conducting media serving the UK Property connect directly to the mains without passing through land in the occupation or ownership of a third party or, if they do not, so far as the Vendor is aware the facilities, easements or rights necessary for the enjoyment and present use of the UK Property are enjoyed on terms which do not entitle any person to terminate or curtail the same;

12.2.6    where the title of the UK Property or any part of it is unregistered, but situated in an area of compulsory registration, no event has occurred in consequence of which registration should have been effected;

12.2.7    so far as the Vendor is aware there are no outstanding actions disputes, claims or demands between the Company or the Subsidiaries and any third party affecting the UK Property or any neighbouring property of which the Vendor has received or given written notice nor are any disputes, claims, actions, demands or complaints anticipated;

12.2.8    so far as the Vendor is aware no person or body (including public or Local Authorities) has complained about the state or condition of the UK Property or its use or the business carried on there or claimed that it is or may be a nuisance of any kind;

12.2.9    no notice has been served on the Vendor, the Company or the Subsidiaries relating to the UK Property or its use or any business carried on on the UK Property;

12.2.10    no notice has been served relating to the state or condition of any property adjoining or near to the UK Property or its use or the business carried on on such property by or on behalf of the Company or to the knowledge of the Vendor any other person or body;

12.2.11    no person is in adverse possession of any UK Property; and

12.2.12    No UK Property is subject to any outgoings other than business rates. Water rates and insurance premiums and, in the case of leasehold properties, rent, insurance rent and service charges.

12.3    Town and Country Planning

In relation to each UK Property:

12.3.1    so far as the Vendor is aware no development at the UK Property or use of the Property has been undertaken in breach of the Town and Country Planning legislation;

12.3.2    so far as the Vendor is aware planning permission has been obtained or is deemed to have been granted for the purposes of the Town and Country Planning legislation and the planning consents and permissions affecting the UK Property are either unconditional or are subject only to conditions which are neither unusual, personal nor temporary and which have been satisfied or fully observed and performed up to the date of this Agreement;

12.3.3    so far as the Vendor is aware there is no resolution, proposal, scheme or order, whether formally adopted or not, for the compulsory acquisition of the whole or any part of the UK Property or any access or egress, or for the alteration, construction or improvement of any road, subway, underpass or footbridge, elevated road, dual carriageway or flyover upon or adjoining or passing within 200 metres of the UK Property or any access or egress;

12.3.4    so far as the Vendor is aware there is no outstanding statutory or other notice relating to the UK Property, any business carried on there or the use of the UK Property;

12.3.5    so far as the Vendor is aware there is no outstanding monetary claim or liability, contingent or otherwise, in respect of the UK Property;

12.3.6    so far as the Vendor is aware none of the buildings or structures on the UK Property has been listed under s.54 Town and Country Planning Act 1971 or s.1 Planning (Listed Buildings and Conservation Areas) Act 1990, nor has the local authority authorised the service of any building preservation notice under s.58 Town and County Planning Act 1971 or s.3 Planning (Listed Buildings and Conservation Areas) Act 1990 or any repairs notice under s.115 Town and Country Planning Act 1971 or s.48 Planning (Listed Buildings and Conservation Areas) Act 1990 in respect of the UK Property or any building structure or erection thereon, nor has the local authority made or resolved to make any noise abatement zone order under s. 63 Control of Pollution Act 1974 for any area which includes the UK Property;

12.3.7    so far as the Vendor is aware the UK Property is not in an urban development area, an improvement area or an enterprise zone;

12.3.8    so far as the Vendor is aware there are no Local Land Charges registered in respect of the UK Property;

12.3.9    so far as the Vendor is aware building regulation consents have been obtained with respect to all development, alterations and improvements to the UK Properties; and

12.3.10    in respect of each UK Property, the Company and/or the Subsidiary has received no notice of breach of any of the following:

12.3.10.1    all agreements under Section 52, Town and Country Planning Act 1971 and planning obligations under section 106, Town and Country Planning Act 1990; and

12.3.10.2    all agreements made under Sections 38 and 278, Highways Act 1980, Section 33, Local Government (Miscellaneous Provisions) Act 1982, Section 18, Public Health Act 1936 and Section 104, Water Industry Act 1991.

12.4    Statutory Requirements

In relation to each UK Property:

12.4.1    where applicable a fire certificate has been issued in respect of the UK Property and so far as the Vendor is aware there has been no breach of the provisions or conditions contained in it;

12.4.2    to the best of the Vendor's knowledge and belief the UK Property complies to a material extent with the requirements of the Shops Act 1950, the Factories Acts, the Offices, Shops and Railway Premises Act 1963 (as modified), the

Fire Precautions Act 1971, the Health and Safety at Work etc., Act 1974 and any similar legislation, bye-laws and regulations made thereunder;

12.4.3    so far as the Vendor is aware the UK Property complies fully with all statutory requirements and bye-laws concerning the storage of petrol and diesel oil and any other inflammable dangerous, harmful or noxious substances, chemicals or goods which may be stored there

12.5    Leasehold Properties

Where the interest of the Company in any UK Property is leasehold the requisite details have been completed in Part 2 of Schedule 3 and:

12.5.1    the title of the landlord and all superior landlords has been investigated and found to be satisfactory and any consent necessary for the grant of the lease under which the Company holds its interest in the UK Property (the "Lease") and during the continuance of the Lease was duly obtained and a copy of the consent is with the documents of title and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement is unqualified;

12.5.2    each Lease is valid and in full force the Company has paid the rent and there are no material subsisting breaches nor any material non-observance of any covenant, condition or agreement contained in the Lease on the part of either the relevant landlord or the Company and no landlord has refused to accept rent or made any complaint or objection nor so far as the Vendor is aware are there any circumstances which would entitle any landlord or other person to exercise any power of entry or take possession of the UK Properties;

12.5.3    so far as the Vendor is aware there are no restrictions in the Lease which prevent the UK Property being used now or in the future for the present use;

12.5.4    so far as the Vendor is aware no alterations have been made to the UK Property at the expense of the Company without all necessary consents and approvals and all such alterations to the UK Property are to be disregarded on rent reviews;

12.5.5    ss.24 to 28 (inclusive) Landlord and Tenant Act 1954 have not been excluded in relation to the tenancy created by the Lease;

12.5.6    all steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to any expert or arbitrator of the Courts;

12.5.7    where the Lease was granted on or after 1st January 1996, the landlord is permitted to require the tenant to enter into an authorised guarantee agreement as a condition of a permitted assignment but no other onerous conditions are included in the alienation provision;

12.5.8    complete and accurate details of the terms of each Lease are contained in the Disclosure Letter

12.6    Properties subject to Leases and Licences

Where any UK Property is the subject of any lease or licence for the benefit of any person other than the Company the requisite details have been completed in Part 3 of Schedule 4 and:

12.6.1    there is no material subsisting breach or material non-observance of any covenant, condition or agreement provided for in any such lease or licence and the Company has not refused to accept rent or made any complaint or objection to the tenant or licensee and each tenant or licensee pays its rent and other sums due within twenty one (21) days of the appropriate date and no distress or other legal proceedings have been instituted by the Company;

12.6.2    there are no provisions in any such lease or licence that entitle the tenant or licensee thereunder to compensation on quitting the UK Property, and:

        no notice has been served in respect of any such lease or licence pursuant to Part II Landlord and Tenant Act 1954; and

        no notice of intention to make improvements has been served pursuant to s.3(1) Landlord and Tenant Act 1927;

12.6.3    all consents necessary for the creation of such lease or licence were obtained;

12.6.4    each such lease or licence entitles the Company to re-enter the UK Property in cases of bankruptcy or the winding up of the tenant or licensee as well as for any breach of the tenant's or licensee's obligations;

12.6.5    the UK Properties are subject to no tenancies which are being continued after the contractual expiry date pursuant to the terms of Part II Landlord and Tenant Act 1954 or otherwise and the tenancy created by each such lease is excluded from ss. 24-28 (inclusive) Landlord and Tenant Act 1954;

12.6.6    all steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiations or the subject of a reference to an expert or arbitrator or the Courts;

12.6.7    no lease granted after 1st January 1996 was granted pursuant to an agreement for lease dated prior to that date;

12.6.8    any lease granted on or after 1st January 1996 permits the landlord to require the tenant to enter into an authorised guarantee agreement as a condition of the permitted assignment of the lease and any onerous conditions in the alienation provisions are disregarded on rent review.

12.7    Contingent Liabilities

There is no actual or contingent liability on the part of the Company and/or Subsidiary arising directly or indirectly out of any lease including any actual or contingent liability arising directly or indirectly out of any estate or interest previously held by the Company and/or Subsidiary as an original lessee or underlessee or otherwise

Part 2

The French Subsidiary Warranties

The following warranties are given in relation to the French Subsidiary only.

  SUPPLY OF INFORMATION

  1.1    Accuracy and adequacy of Schedule

  All relevant information contained in Part 3 of Schedule 1 to this Agreement relating to the French Subsidiary is true, complete and accurate in all material respects and the Vendor is not aware of any fact or matter or circumstances not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading in any material respect as at the date of Completion.

  1.2    The French Subsidiary exists and is legally incorporated under the laws of France. The shares or stock set opposite the name of the shareholder of the French Subsidiary set out in Schedule 1 have been properly and validly allotted and together represent the entire allotted and issued share or stock capital of the French Subsidiary.

  1.3    The shares or stock of the French Subsidiary are held free from all liens, charges and encumbrances other than by reason of the Guarantees or any charges (other than the Rent Deposit Deed) registered against them which will be discharged or released on or prior to Completion or interest in favour of, or claims made by or which could be made by, any other person and are held with all rights now or hereafter attaching to them and such shares or stock are fully paid and have been properly and validly allotted.

  1.4    No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital of the French Subsidiary under any option or other agreement or otherwise howsoever.

  1.5    The French Subsidiary is not in breach of the provisions of its constitutional documents.

  1.6    All the shares in the French Subsidiary are, at the time of Completion, legally owned by the Company.

  Litigation

  2.1    Since the Balance Sheet Date no claim for damages or seeking any other relief has been made against French Subsidiary.

  2.2    The French Subsidiary is not engaged whether as plaintiff or defendant or otherwise in any legal action, proceedings or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business) and is not being prosecuted for any criminal offence and so far as the Vendor is aware there are no such proceedings or prosecutions pending or threatened.

  2.3    There are no investigations, disciplinary proceedings or, so far as the Vendor is aware, other circumstances likely to lead to any such claim or legal action, proceedings or arbitration (other than as aforesaid) or prosecution in which the French Subsidiary may become involved.

  ACCOUNTS

  3.1    The French Accounts have been prepared in accordance with generally accepted accounting conventions, policies and principles, comply with the requirements of the relevant legislation in France and of all relevant statements of standard accounting practice and show a true and fair view of:-

      the assets and liabilities and reserves and of the state of affairs and the financial position as at the date to which they were made up to; and

      the profits or losses for the financial year ended on the date to which they were made up to;

  of the French Subsidiary.

  3.2    Without prejudice to the generality of the foregoing, in the French Accounts of the French Subsidiary adequate provision or reserve has been made for actual liabilities and obligations.

  GUARANTEES

  Save as disclosed in the Audited Accounts, the French Accounts or in Schedule 8 to the Agreement, there is no agreement or obligation to provide and there in not outstanding any guarantee, indemnity or security interest of any nature whatsoever given by the French Subsidiary for the benefit of any third party including any member of the Purchaser's Group or by an third party for the benefit of the French Subsidiary.

  TRADING AND CONTRACTUAL ARRANGEMENTS

  5.1    The French Subsidiary is not a party to or subject to any contract or arrangement which is not wholly on an arms length basis or in the ordinary course of business.

  5.2    The French Subsidiary has no capital commitments in excess of GBP25,000.

  5.3    The French Subsidiary has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association and the French Subsidiary has not agreed to become a party to any agreement or arrangement for participating with others in any business sharing commissions or other income.

  5.4    The change of control in the Company that is the sole shareholder of the French Subsidiary shall not have any consequence (including early termination) upon the commercial agreements to which the French Subsidiary is a party.

  5.5    The French Company has not entered into any bank loans or credit facilities whatsoever except as mentioned in the disclosure letter. The French Subsidiary is not in breach of any provisions of such bank loans or credit facilities. The Vendor is not aware of any circumstances or fact that could imply such breach.

  COMPLIANCE WITH LAWS

  So far as the Vendor is aware, the French Subsidiary has carried on its business in all material respects in accordance with all material applicable laws regulations and byelaws in France. The activity of the French Subsidiary is not subject to any approval of the French government or any other administrative bodies.

  INSOLVENCY

  No order has been made and no resolution has been passed for the winding up of the French Subsidiary, and so far as the Vendor is aware, no administrative receiver or receiver or manager has been appointed of the whole of any part of the property of the French Subsidiary, no administration order has been made appointing an administrator in respect of the French Subsidiary and no analogous order or resolution or appointment has been made in the country of formation of the French Subsidiary.

  FRENCH PROPERTY AND COMMERCIAL LEASE

  8.1    Part 3 of Schedule 4 contains details of the property owned, controlled, used or occupied by the French Subsidiary or in which the French Subsidiary has any interest, including the commercial lease for the premises located 5, rue Conflans, 94220 Charenton le Pont.

  8.2    So far as the Vendor is aware there are no material breaches of any covenants affecting French Property and commercial lease nor so far as the Vendor is aware are there any material breaches of current or previous legislation nor regulations, orders, notices, or directions made under such legislation capable of enforcement affecting the French Property.

  8.3    There are no arrears of payments in the nature of rent relating to the French Property.

  INSURANCE

  9.1    Reasonable particulars of the insurances of the French Subsidiary are contained in the Disclosure Letter to which copies of the policies are attached.

  9.2    In respect of all such insurances:

      all premiums have been duly paid to date;

      all the policies are in force;

      no claim is outstanding and, so far as the Vendor is aware, no circumstances exist which are likely to give rise to any claim.

  9.3    The Vendor has maintained a reasonable level of insurance in respect of the activities carried on by the French Subsidiary given the scale and nature of those activities.

  EMPLOYEES

  10.1    Summary particulars of the terms of employment are shown in the Disclosure Letter in respect of the Gerant and each employee of the French Subsidiary

  10.2    The French Subsidiary is not a party to a contract of service or services with any employee which is not terminable on three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

  10.3    There is no dispute, and there has been no dispute in the past 36 months prior to the date of this Agreement, between the French Subsidiary and any trade union or other organisation formed for a similar purpose existing, pending or threatened in writing and there is no collective bargaining agreement or other arrangement (whether binding or not) to which the French Subsidiary is a party.

  10.4    The French Subsidiary has not in existence any share incentive scheme, share option scheme or profit sharing scheme or other similar scheme for all or part of its directors or employees.

  10.5    The French Subsidiary is not liable to pay or provide any relevant benefits to any person or to pay contributions to any pension scheme in respect of any persons.

  10.6    No employee of the French Subsidiary will be entitled to receive any payment or benefit directly as a consequence of completion of this Agreement.

  10.7    The French Subsidiary has not been subject to any control of the French social authorities ("URSSAF, Inspection du travail ...").

  TAX

  11.1    So far as the Vendor is aware, the French Subsidiary has at all material times submitted all necessary information, notices computations and returns to all relevant Tax Authorities by the requisite date, and so far as the Vendor is aware, each such information notice computation and return was true and accurate.

  11.2    The French Subsidiary has paid all Tax for which it is liable in connection with any Event occurring on or prior to the date hereof if and insofar as such Tax is due to be paid prior to or on the date hereof and there is no Tax Liability or potential Tax Liability, so far as the Vendor is aware, in respect of which the date of payment has been postponed by agreement with the relevant Tax Authority or by virtue of any right under any Tax Statute or the practice of any Tax Authority.

  11.3    So far as the Vendor is aware no issue or question has been raised or is currently pending with any Tax Authority in connection with any of the French Subsidiary's Tax returns or reports.

  11.4    The French Subsidiary has not been subject to any control of the French tax authorities.

Part 3

The Dormant Subsidiaries Warranties

The following warranties are given in relation to the Dormant Subsidiaries only.

  SUPPLY OF INFORMATION

  All relevant information contained in Part 4 of Schedule 1 of this Agreement relating to the Dormant Subsidiaries is true, complete and accurate in all material respects and the Vendor is not aware of any fact or matter or circumstances not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading in any material respect.

  TRADING

  2.1    None of the Dormant Subsidiaries have traded since November 1998.

  2.2    None of the Dormant Subsidiaries has any asset or liability other than those set out in the Audited Accounts or the Disclosure Letter.

  LITIGATION

  3.1    Since the Balance Sheet Date no claim for damages or other relief has been made against any of the Dormant Subsidiaries

  3.2    None of the Dormant Subsidiaries is engaged whether as plaintiff or defendant or otherwise in any legal action, proceedings or arbitration.

  EMPLOYEES

  None of the Dormant Subsidiaries has any employees and there are no amounts owing to any present or former directors or employees of any of the Dormant Subsidiaries.

  INSOLVENCY

  No order has been made and no resolution has been passed for the winding up of any of the Dormant Subsidiaries, no administrative receiver or receiver or manager has been appointed of the whole of any part of the property of any of the Dormant Subsidiaries, no administration order has been made appointing an administrator in respect of any of the Dormant Subsidiaries.

  Part 4

  The US Subsidiary Warranties

  The following warranties are given in relation to the US Subsidiary only.

1.    SUPPLY OF INFORMATION

All relevant information contained in Part 5 of Schedule 1 of this Agreement relating to the US Subsidiaries is true, complete and accurate in all material respects and the Vendor is not aware of any fact or matter or circumstances not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading in any material respect.

2.    TRADING

2.1    The US Subsidiary has not traded since 31 December 1997.

2.2    The US Subsidiary has no assets or liabilities other than those set out in the Audited Accounts or the Disclosure Letter.

3.    LITIGATION

3.1    Since the Balance Sheet Date no claim for damages or other relief has been made against the US Subsidiary.

3.2    The US Subsidiary is not engaged whether as plaintiff or defendant or otherwise in any legal action, proceedings or arbitration.

4.    EMPLOYEES

The US Subsidiary has no employees and there are no amounts owing to any present or former directors or employees of the US Subsidiary.

5.    INSOLVENCY

No order has been made and no resolution has been passed for the winding up of US Subsidiary, no administrative receiver or receiver or manager has been appointed of the whole of any part of the property of the US Subsidiary, no administration order has been made appointing an administrator in respect of the US Subsidiary.

SCHEDULE 6

Limitations of Liability

Part 1

  LIMIT ON INDIVIDUAL WARRANTY CLAIMS

  The Vendor shall have no liability whatsoever in respect of any Warranty Claim unless:

  1.1    the amount that would otherwise be recoverable from the Vendor in respect of that Warranty Claim (the "Claim Amount") exceeds twenty thousand pounds (GBP20,000);

  1.2    the Claim Amount, when aggregated with any other Claim Amounts so recoverable in respect of other Warranty Claims (excluding any amounts in respect of a Warranty Claim for which the Vendor has no liability by virtue of paragraph 1.1), exceeds two hundred thousand pounds (GBP200,000) and in the event that the aggregate amount exceeds two hundred thousand pounds (GBP200,000) the Vendor shall be liable for the whole amount and not just the excess.

  MAXIMUM LIMIT FOR ALL RELEVANT CLAIMS

  The aggregate liability of the Vendor in respect of all Relevant Claims and claims under the Tax Covenant shall not exceed an amount equal to the aggregate of the Initial Consideration paid to the Vendor, the amounts paid out of the Escrow Fund to the Vendor, the amount of the Vendor Loan, the amount of the Barclays Repayment and any deferred consideration actually paid to the Vendor pursuant to Clause 12, less any sums set off pursuant to clause 5.4 or paid pursuant to clause 5.5 and any sums constituting or deemed to be a reduction of the Consideration.

  LIMITATION PERIODS

  3.1    The Vendor shall have no liability for any Relevant Claim or claim under the Tax Covenant unless notice in writing of the Relevant Claim or claim under the Tax Covenant (stating in reasonable detail the nature of the Relevant Claim or claim under the Tax Covenant and, so far as practicable, the amount claimed) has been given to the Vendor:

  3.1.1    on or before 30 April 2005 in the case of a Warranty Claim (other than under the Tax Warranties or the Tax Covenant);or

  3.1.2    on or before the seventh anniversary of Completion in respect of any claim under the Tax Warranties or the Tax Covenant.

  3.2    Any Warranty Claim which has been made against the Vendor and which has not been previously satisfied, settled or withdrawn shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of six (6) months commencing on the date on which notice of the Warranty Claim was given to the Vendor in accordance with paragraph 3.1, unless proceedings in respect of the Warranty Claim shall have been properly issued and served on the

  Vendor within such six month period and are being pursued with reasonable diligence.

  EXCLUSIONS OF LIABILITY UNDER CERTAIN CIRCUMSTANCES

  4.1    Changes in legislation

  The Vendor shall have no liability whatsoever in respect of any Relevant Claim to the extent that the matter giving rise to the Relevant Claim would not have arisen but for:

  4.1.1    the passing of, or any change in, after the date of this Agreement, any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency or regulatory body; or

  4.1.2    any increase in the rates of tax or any imposition of tax;

  in any such case not in force at the date hereof.

  4.2    Voluntary Events at Purchaser's request

  4.2.1    The Vendor shall not be liable for any Relevant Claim if and to the extent that a liability arises wholly as a result of any voluntary Event occurring on or after Completion at the written consent of, any member of the Purchaser's Group other than:

    pursuant to a legally binding obligation entered into by the Group Companies concerned before Completion; or

    in order to comply with any law.

  4.2.2    The Vendor shall not be liable for any Relevant Claim if and to the extent that a liability is increased as a result of any voluntary Event occurring on or after Completion at the written consent of, any member of the Purchaser's Group other than:

    pursuant to a legally binding obligation entered into by the Group Companies concerned before Completion; or

    in order to comply with any law.

  4.3    Recovery from a person other than the Vendor

  If the Vendor makes any payment to the Purchaser or any assignee in relation to any Relevant Claim and the Purchaser or any member of the Purchaser's Group subsequently receives from a third party any amount referable to, or any benefit which would not have been received but for the circumstances giving rise to, the subject matter of that Relevant Claim, the Purchaser shall, once it or any of the Purchaser's Group Companies has received such amount or benefit, immediately repay or procure the repayment to the Vendor of either:

      the amount of such receipt (after deducting an amount equal to the reasonable costs of the Purchaser or any Group Company incurred in recovering such receipt and any Taxation payable on it); or if lesser the amount paid by the Vendor.

  4.4    Failure by Purchaser to comply with obligations

  The Vendor's liability shall be reduced in respect of any Relevant Claim to the extent that any claim increases or can reasonably be shown to have increased by a breach of and/or failure to comply with the provisions of Part 2 of this Schedule, including without limitation paragraph 3 of Part 2 of this Schedule by either or both of the Purchaser or any assignee.

  4.5    Warranty Claim is already accounted for in the Completion Accounts, Audited Accounts, French Accounts or Management Accounts

  The Vendor's liability in relation to any Warranty Claim shall be reduced to the extent that the matter giving rise to the Warranty Claim was taken into account in computing the amount of an allowance, provision or reserve in the Completion Accounts, the Audited Accounts or was referred to in the Audited Accounts, the French Accounts or the Management Accounts or in the notes to the Audited Accounts, the French Accounts or in the Management Accounts.

  4.6    Warranty Claim arises as a result of change in accounting principles

  4.6.1    The Vendor shall have no liability whatsoever in respect of any Warranty Claim to the extent that the matter giving rise to a Warranty Claim arises wholly as a result of any change in the accounting principles or practices or accounting reference date of the Purchaser or the Company or any Group Company introduced or having effect after Completion save where such changes are made to comply with UK GAAP.

  4.6.2    The Vendor's liability in respect of any Warranty Claim shall be reduced to the extent that the matter giving rise to a Warranty Claim arises or the amount thereof is increased as a result of any change in the accounting principles or practices or accounting reference date of the Purchaser or the Company or any Group Company introduced or having effect after Completion save where such changes are made to comply with UK GAAP.

  4.7    Contingent liabilities

  The Vendor shall have no liability in respect of any Warranty Claim other than a Tax Warranty Claim the liability for which is contingent unless the Purchaser or assignee (as applicable) has notified the Vendor of the subject matter (albeit of a contingent nature) of the Warranty Claim other than a Tax Warranty Claim within the relevant limitation periods in paragraph 3.1 of this Schedule 7 and then the Vendor shall only be liable in respect of such Warranty Claim only when such contingent liability becomes an actual liability and is due and payable.

  4.8    Claims to be made either under Warranties or Tax Covenant

  The Vendor shall not be liable under or in connection with the Warranties if and to the extent that the loss is or has been included and satisfied in any claim under the Tax Covenant nor shall it be liable under or in connection with the Tax Covenant if and to the extent that the loss is or has been included and satisfied in a claim under the Warranties.

  PURCHASER'S KNOWLEDGE

  The Purchaser confirms that at the date hereof it has no actual intention to bring a Relevant Claim against the Vendor following Completion.

  TAX WARRANTIES

  Clauses 4, 5, 6 and 7 of the Tax Covenant shall apply mutatis mutandis in respect of any claim under the Tax Warranties as if it was a claim under the Tax Covenant.

  SET OFF AGAINST RELEVANT CLAIMS

  In assessing the liability of the Vendor in respect of a Relevant Claim there shall be set off against the amount of the Relevant Claim the amount by which any provision or reserve in the Completion Accounts, the Audited Accounts or the French Accounts is an over provision or excessive or unnecessary (whether or not relating to the subject matter of such Relevant Claim) to the extent not already set off against a bona fide claim.

  ASSESSMENT OF DAMAGES

  In assessing any damages or other amounts recoverable for any Relevant Claim there shall be taken into account any corresponding savings by, or net benefit to, any member of the Purchaser's Group.

  Part 2

1.    PURCHASER'S DUTY TO MITIGATE

Nothing in this Schedule shall in any way restrict or limit the general obligation at law of the Purchaser and the Company and Subsidiaries, each member of the Purchaser's Group and any permitted assignee of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any Relevant Claim or any breach by the Vendor of the terms of this Agreement and the Vendor's liability to any permitted assignee of the Vendor pursuant to clause 15.2 shall be reduced to the extent that the Purchaser or any assignee (as the case may be) or any member of the Purchaser's Group has not complied with this general obligation to the extent that such failure increases the liability of the Vendor. For the avoidance of doubt this clause does not apply to a claim under the Tax Covenant.

2.    NO DOUBLE RECOVERY

The Purchaser and any permitted assignee of the Purchaser shall not be entitled to recover damages more than once between them in respect of the same subject matter giving rise to a claim.

3.    WARRANTY CLAIMS PROCEDURE UNDER THE WARRANTIES (OTHER THAN TAX WARRANTIES)

If any member of the Purchaser's Group or any assignee becomes aware of any matter which might give rise to a Warranty Claim other than a Tax Warranty under the Warranties, the following provisions shall apply:

3.1    the Purchaser or the assignee shall immediately give notice to the Vendor or shall procure that notice is immediately given to the Vendor of the matter and shall consult with the Vendor with respect to the matter (and, in the event that such matter is remediable, neither the Purchaser nor the assignee shall be entitled to pursue the Warranty Claim other than under the Tax Warranties until the Vendor has been given thirty (30) days from the date of such service of notice to remedy the same); and

3.2    the Purchaser shall provide, and shall procure that each member of the Purchaser's Group will provide, to the Vendor and the Vendor's officers, employees, professional advisers and other representatives and agents, reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Vendor to take such action as may be required for the purposes of paragraphs 3.1 and 3.4;

3.3    the Vendor, at its expense, shall be entitled to take copies of any of the documents or records, and photograph any premises or assets, referred to in paragraph 3.2;

3.4    the Purchaser shall and shall procure that each member of the Group and of the Purchaser's Group will take such action and institute such proceedings, and give such information and assistance, as the Vendor may reasonably request to:

    dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

    enforce against any person (other than the Vendor) the rights of each member of the Group and of the Purchaser's Group in relation to the matter; and

and in each case on the basis that the Vendor shall fully indemnify the Purchaser and each member of the Group and of the Purchaser's Group for all reasonable costs and expenses necessarily incurred as a result of any request or nomination by the Vendor;

3.5    the Purchaser shall not, and shall procure that no member of the Group and of the Purchaser's Group will, admit liability in respect of or compromise or settle the matter without the prior written consent of the Vendor, such consent not to be unreasonably withheld or delayed;

3.6    The Purchaser will not be obliged to take any action under clause 3.4 where such action would be likely to materially adversely affect the business of any Group Company.

4.    VENDOR'S LIABILITY INSURANCE

If at any time after the date of this Agreement the Vendor wishes to take out insurance against its liabilities in respect of Warranty Claims other than under the Tax Warranties, the Purchaser shall, at the Vendor's expense, provide such information as any prospective insurer may reasonably require before effecting the insurance.

5.    PURCHASER TO PRESERVE ALL RECORDS ETC.

The Purchaser shall, and shall procure that each Group Company shall, take all reasonable steps to preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Warranty Claim to the extent that they are received from the Vendor at Completion or received or created following Completion.

6.    VENDOR'S SUBROGATION RIGHTS

In respect of any Relevant Claim paid by the Vendor, the Vendor shall be entitled to full subrogation of the rights of the Company and the Purchaser and any other members of the Purchaser's Group against any third party to the extent that the Vendor has so paid and the Purchaser shall and shall procure that the Company and any other members of the Purchaser's Group shall co-operate with all reasonable requests to aid the Vendor to collect from the third party, provided that all reasonable out-of-pocket expenses and costs of the Purchaser or the Company necessarily incurred as a result of any action required to be taken by the Vendor shall be paid for by the Vendor.

SCHEDULE 7

Guarantees

Guarantee from Pro-Bel Limited to A M South Bank dated 29 March 1999

SCHEDULE 8

Completion Accounts

Part A - Preparation

1.    As at or immediately after Completion the Vendor and the Purchaser shall jointly ascertain and prepare a full inventory of the stock of the UK Subsidiary. Such stock-take to be attended by Michael Knight or such other person as the Vendor may notify the Purchaser in writing and either or both of Peter Mayhead and Jim Reid or such other person as the Purchaser may notify the Vendor in writing.

2.    The Purchaser shall within 20 business days of Completion, prepare:

      a draft profit and loss account of the UK Subsidiary in respect of the Completion Accounting Period;

      a draft balance sheet of the UK Subsidiary as at the end of the Completion Accounting Period;

      a draft statement of the Net Asset Value;

(such profit and loss account, balance sheet and statement of the Net Asset Value, being the "Initial Draft Completion Accounts").

3.    The Purchaser shall procure that the Initial Draft Completion Accounts shall be prepared in accordance with the provisions of Part B of this Schedule and that forthwith following their preparation the Initial Draft Completion Accounts shall be delivered to the Auditors for review in accordance with the engagement letter in the Agreed Form.

4.    The Vendor and Purchaser shall procure that, at their joint cost, the Auditors shall complete their review of the Initial Draft Completion Accounts within 20 business days of them being delivered to them and report to the Vendor and the Purchaser the conclusions of their review, proposing such adjustments to the Initial Draft Completion Accounts as they think fit (such accounts as amended being the "Draft Completion Accounts"). The Auditors shall also issue a report to the Vendor and the Purchaser confirming that the Draft Completion Accounts have been prepared in accordance with this Schedule.

5.    In order to enable the Auditors to review the Initial Draft Completion Accounts and prepare the report, the Purchaser shall procure that:

      the Auditors shall have full access to the working papers for the preparation of the Initial Draft Completion Accounts and to provide such information and explanations as they may request during the course of their review of the Initial Draft Completion Accounts;

      the Auditors are given access to the books, records and working papers relating to the Group and to all its staff; and

      generally provide the Auditors with such other information and assistance that they may reasonably require and in a timely fashion.

6.    Immediately following completion of the Auditors review of the Initial Draft Completion Accounts, the parties shall procure that the Auditors deliver the Initial Draft Completion Accounts and the Draft Completion Accounts to the Vendor and the Purchaser together with the Auditors report on the conclusions of their review.

7.    In order to enable the Vendor to review the Draft Completion Accounts and the Auditor's report on the conclusions of their review, the Purchaser shall procure that:

      the Vendor and its advisers shall have full access to the working papers for the preparation of the Initial Draft Completion Accounts and the Draft Completion Accounts as they may reasonably request and shall provide such information and explanations to them as they may reasonably request during the course of their review of the Initial Draft Completion Accounts and the Draft Completion Accounts;

      the Vendor and its advisers are given access to the books, records and working papers relating to the Group and to all the Management Team, Eddie Brown and such members of the Accounts Department which the Vendor may reasonably request; and

      generally provide the Vendor and its advisers with such other information and assistance that they may reasonably require and in a timely fashion.

8.    The Vendor and the Purchaser will fax to the other confirmation of their receipt of the Initial Draft Completion Accounts and the Draft Completion Accounts as soon as reasonably practicable after their receipt of them and unless either the Vendor or the Purchaser serves written notice specifying as far as reasonably practicable the details of the issues with which it disagrees and the reasons for such disagreement (the "Notice") on the other within 15 business days starting on the date on which the last of the Purchaser and the Vendor notifies the other of its receipt of the Initial Draft Completion Accounts and the Draft Completion Accounts pursuant to paragraph 6 above, that it does not accept the same, the parties shall at the end of that period be deemed to have agreed such Draft Completion Accounts. If neither the Vendor nor the Purchaser serve a Notice within such 15 business day period which is not subsequently withdrawn within such time then the Draft Completion Accounts shall then be final and binding on the parties and shall be the Completion Accounts for the purposes of this Agreement.

9.    If either or both of the Vendor or the Purchaser serves a Notice within the 15 business days period referred to in paragraph 8 above, then the Vendor and the Purchaser shall each use all reasonable endeavours to reach agreement upon the matter or matters in dispute. If agreement on all disputed matters cannot be reached within 20 business days of the date of the relevant Notice or such later date as the parties may agree in writing, any matter still in dispute shall be referred forthwith to a single independent chartered accountant or to an independent firm of chartered accountants (the "Expert") to be agreed between the Vendor and the Purchaser within 5 business days or, failing such agreement, shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales upon the application of any party.

10.    In order to enable the Expert to review the Initial Draft Completion Accounts and the Draft Completion Accounts, the Purchaser shall procure that:

      the Expert shall have full access to the working papers for the preparation of the Initial Draft Completion Accounts and the Draft Completion Accounts and to provide such information and explanations as they may request during the course of their review of the Initial Draft Completion Accounts and the Draft Completion Accounts;

      the Expert is given access to the books, records and working papers relating to the Group and to all its staff; and

      generally provide the Expert with such other information and assistance that they may reasonably require and in a timely fashion.

11.    The Expert shall act as an expert and not as an arbitrator in connection with the giving of any determination and the determination of the Expert shall be final and binding on the parties, except in the case of manifest error. In making such determination, the Expert shall have regard to any representations made by the Vendor and the Purchaser. The costs of the Expert shall be borne as to half by the Purchaser and half by the Vendor. Upon the agreement or determination (as the case may be) of the matter which is in dispute, such Draft Completion Accounts shall then be the Completion Accounts for the purposes of this Agreement.

Part B - Basis of Preparation

12.    The Completion Accounts shall be prepared in accordance with:

      the specific accounting policies set out in paragraph 2 of this Part B; and

      otherwise on a basis consistent with the Management Accounts using the same accounting procedures, bases, policies and practices.

13.    The following specific accounting policies will be applied in preparation of the Completion Accounts:

13.1    Basis of Preparation

The Completion Accounts are prepared on a going concern basis and for the Completion Accounting Period.

13.2    Turnover

Turnover represents amounts receivable for goods and services provided by the UK Subsidiary both in the UK and overseas, net of VAT and trade discounts, and primarily consists of hardware, software, and services (or a combination thereof) under contracts which cover varying periods. Revenue is recognised upon shipment of product or performance of services. Maintenance revenue is generally recognised ratably over the contract period. Revenues on long term contracts is recognised on a percentage-of-completion method, subject to customer acceptance. Provisions for foreseeable losses are recorded in full when identified.

13.3    Provisions and accruals

General provisions regarding bad debts shall not be greater than GBP16,000.

Provisions regarding Warranty reserve shall not be greater than GBP88,890.

Provisions regarding vacant space shall not be greater GBP152,000.

There shall be no provision made for dilapidations in relation to the Properties.

Purchase accrual (A/C 4809) shall exclude any items which are more than 6 months old.

There shall be no accrual regarding the Deferred Salary and Bonuses.

13.4    Tangible Fixed Assets and Depreciation

Tangible fixed assets are stated at either cost or valuation less depreciation. Depreciation is provided on a straight-line basis at rates calculated to write off the cost or valuation less estimated residual value of each asset over its expected useful life as follows:

Fixtures, fittings and equipment - 3 to 10 years

Freehold property - 40 years

Hartman House (land and buildings) to be valued at GBP2,192,000 Gross and GBP2,012,000 Net Book Value as at 30th September 2003, less normal straight line depreciation from the period from 30 September 2003 until the end of Completion Accounting Period.

There will be no revaluation of any of the Properties

13.5    Leasing and Hire Purchase Commitments

Assets obtained under hire purchase contracts and finance leases are capitalised as tangible assets and depreciated in accordance with the policy stated above. Obligations under such agreements are included in creditors net of finance charges allocated to future periods. The finance element of the rental payments is charged to the profit and loss account so as to produce a constant periodic rate of charge on the net obligation outstanding in each period.

Rentals payable under operating leases are charged against income on a straight-line basis over the term of the lease.

13.6    Stocks and Work In Progress

Stocks and work in progress are valued at the lower of cost, including direct and an appropriate proportion of indirect overheads, and net realisable value.

Overhead absorption is to be not less than 27.17% of Module, WIP, and "other" finished goods.

Stock provisions are to be based on:

Obsolete 90%

Maintenance 50%

Service 30%

Demo 20%

Loan/exchange 10%-90% based on age between current and 1 year

There shall be no scrapping of stock or provision for the scrapping of stock.

There shall be no provision for 'buffer' stock i.e. stock held at the request of any member of the Group by a supplier.

13.7    Pensions

The costs of the Group Personal Pension plan, a defined contribution plan, are charged to the profit and loss account in the period to which they relate.

The Pension Cost Accrual for final salary scheme balance is to be the GBP166,852 at 30th September 2003 plus normal straight line accrual for the period from 30 September 2003 until the end of the Completion Accounting Period.

13.8    Taxation

There will be no recognition of assets or provisions for liabilities in relation to Corporation Tax, including Deferred Tax.

13.9    Research and Development

Research and development expenditure is charged to the profit and loss account in the period in which it is incurred.

13.10    Foreign Currency Translation

Transactions denominated in foreign currencies are translated into sterling and recorded at the rate of exchange ruling at the date of the transaction. Assets and liabilities denominated in foreign currencies are translated into sterling at the exchange rate ruling at the end of the Completion Accounting Period other than accounts receivable and accounts payable. Exchange differences arising are dealt with in the profit and loss account.

SCHEDULE 9

Tax Covenant

TAX DEED

DATED

PARTIES

  CHYRON CORPORATION a company incorporated under the laws of New York whose registered office is at 5 Hub Drive, Melville, New York, 11747, New York USA (the "Covenantor"); and

  OVAL (1883) LIMITED (company number 4808255) whose registered office is at 2 Temple Back East, Temple Quay, Bristol BS1 6EG (the "Purchaser")

RECITAL

This Deed is entered into pursuant to an agreement dated 6 November 2003 (the "Agreement") made between (1) the Covenantor and (2) the Purchaser whereby the Covenantor agreed to sell and the Purchaser agreed to purchase all of the issued shares in the capital of Chyron UK Holdings Limited (the "Shares").

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1    Unless the context otherwise requires and save as provided in sub-clause 1.2 all words and expressions defined in the Agreement shall have the same meaning in this Deed.

1.2    In this Deed the following words and expressions shall (except where the context otherwise requires) have the following meanings:

"Auditors"

the auditors for the time being of the Company acting as experts and not as arbitrators;

"Claim for Tax"

includes any claim notice demand self assessment assessment letter or other document issued or any action taken by or on behalf of any person (including the Company) or Tax Authority whether before or after the date hereof from which it appears that the Company has or may have a liability (including a Tax Liability) under this Deed;

"Covenantor Associate" means a person (other than the Covenantor or the Company or the Purchaser or the Purchasers Group) and with whom the Covenantor or the Company is either associated (within the meaning of Section 417 Taxes Act) or connected (within the meaning of Section 839 Taxes Act) at any time prior to Completion.

"Group Relief"

amounts eligible for relief under s.402 of the Taxes Act and amounts eligible for refund under s.102 Finance Act 1989;

"Post Completion Relief"

a Relief to the extent that it arises after Completion;

"Relevant Claim or Surrender"

means any claim or surrender to or by the Company of:

(c)    any Group Relief; or

(d)    any group payment arrangement made pursuant to Section 36, Finance Act 1998;

"Tax Claim"

a claim under this Deed;

1.3    Sub-clauses 1.2.1 to 1.3.8 of the Agreement shall be deemed incorporated into this Deed mutatis mutandis as if the same were set out herein save that any references therein to this "Agreement" shall be deemed to refer herein to this "Deed".

1.4    In this Deed the "Company" shall in addition to the Company include every Subsidiary to the intent and effect that the provisions of this Deed shall apply to and all covenants and undertakings herein are given in respect of each Subsidiary as well as the Company.

1.5    Interpretation:

1.5.1    The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

1.5.2    general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.6    Any reference to a Tax Liability in respect of income profits or gains earned accrued or received shall include a Tax Liability in respect of income profits or gains deemed to have been or treated or regarded as earned accrued or received.

2.    COVENANT

2.1    The Covenantor covenants to pay to the Purchaser an amount, whether or not that amount is a liability of or recoverable from another person, equal to:

2.1.1    any Tax Liability which arises directly or indirectly in consequence of any Event occurring or entered into on or before Completion or results from, or is calculated by reference to, any income, profits or gains earned, received or accrued on or before Completion;

2.1.2    the amount determined under sub-clause 2.2 of this Deed in respect of:

  an Accounts Relief which is lost, reduced, modified, cancelled or is not available as a matter of law; or

  the amount which the Purchaser would have been entitled to make a claim against the Covenantor under this Deed in relation to or against which there is a utilisation of a Post Completion Relief or an Accounts Relief;

2.1.3    any Tax Liability whenever arising which would not have arisen but for the failure by any person who is or has been a Covenantor Associate to discharge a tax liability of that Covenantor Associate:

  arising directly or indirectly from any Event effected or deemed to have been effected at or before Completion by such Covenantor Associate; or

  in respect of any income, profits or gains earned, accrued or received at or prior to Completion by such Covenantor Associate,

2.1.4    any Tax Liability arising in respect of the failure of the Company to receive any payment for any Relevant Claim or Surrender (other than from any other Group Company) shown as an asset in the Audited Accounts;

2.1.5    any Tax Liability arising directly or indirectly as a result of the failure by the Company, on or before Completion, to correctly account for PAYE and/or National Insurance Contributions and/or the failure to deduct Tax from any payments made or treated as made by the Company and/or the failure to account to any Tax Authority for any amount deducted;

2.1.6    a liability of the Company to repay in whole or part any payment for any Relevant Claim or Surrender in respect of any period commencing prior to Completion;

2.1.7    any Tax Liability which arises in relation to a period ended on or before Completion due to a transfer pricing adjustment. For the purposes of this clause, it shall be assumed that the date of Completion is the end of an accounting period for the purposes of section 12, Taxes Act 1988 (basis of and periods of account);

2.1.8    the reasonable costs and expenses properly incurred by the Company or the Purchaser in respect of which the Purchaser makes a successful claim or defends any action under this deed;

2.2    The amount for the purpose of sub-clause 2.1.2 shall be: where the Relief in question was:

2.2.1    a deduction from income, profits or gains, the amount of Tax which:

  would have been saved but for the loss reduction modification cancellation or non availability of that Relief; or

  is saved as a result of the utilisation in relation thereto of that Accounts Relief or Post Completion Relief;

  a deduction from or offset against Tax, the amount of that Accounts Relief or as appropriate Post Completion Relief.

3.    DEDUCTIONS FROM PAYMENTS

3.1    All sums payable by the Covenantor under any Tax Claim shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law in which event the Covenantor shall pay such additional amount as shall be required (less any Relief available to the Purchaser) to ensure that the net amount received and retained (free of any liability) by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required provided that this sub clause 3.1 shall not apply to any interest payable under sub clause 7.4.

3.2    If any amount payable under a Tax Claim is subject to Tax the amount so payable shall be grossed up by such amount as will ensure that after deduction of the Tax in question there shall be left an amount equal to the amount that would otherwise be payable under the Tax Claim.

3.3    If the Purchaser shall after Completion become resident for tax purposes in a jurisdiction outside the UK, the Covenantor shall not be liable to pay any amount under this clause in excess of the amount which it would have had to pay had the Purchaser not become so resident.

4.    LIMITATIONS

The Covenantor shall not be liable for any claim under this Deed to the extent that:

4.1    provision reserve or allowance has been made in the Audited Accounts (or was specifically referred to in the notes to such Audited Accounts) in respect thereof or to the extent that payment or discharge thereof has been taken into account therein;

4.2    any corporation tax liability which arises as a result of transactions in the ordinary course of the Company's business carried on at the Completion Date between the Balance Sheet Date and Completion;

4.3    any provision for Tax made in the Audited Accounts is only insufficient by reason of any increase in the rates of Tax after the Completion Date with retrospective effect;

4.4    such liability arises or is increased as a result of any change in legislation (primary or delegated) or the published practice of a Tax Authority occurring after the Completion Date (but not announced before that date) in either/each case with retrospective effect;

4.4.4    such liability arises or is increased as a direct result of any voluntary act, transaction or omission of the Company or the Purchaser after Completion otherwise than:

        in the ordinary course of business of the Company carried on at Completion;

        under a legally binding commitment created on or before Completion;

        in order to comply with any Tax Statute or in order to comply with generally accepted accounting principles; or

        at the written request of the Covenantor;

4.5    the liability would not have arisen but for any claim, election, surrender or disclaimer made, or notice or consent given, or any other thing done, after Completion (other than one the making, giving or doing of which was taken into account in computing any provision for tax in the Audited Accounts) under, or in connection with, the provisions of any enactment or regulation relating to Tax by any member of the Purchaser's Group;

4.6    the liability would not have arisen but for the failure or omission by any member of the Purchaser's Group to make any claim, election, surrender or disclaimer, or give any notice, or consent or do any other thing, under, or in connection with, the provisions of any enactment or regulation relating to tax after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Tax in the Audited Accounts;

4.7    the matter giving rise to the Tax Liability is a liability to Tax which could have been discharged by a surrender for no consideration of Group Relief (being losses belonging to any member of the Vendor's Group) by the Covenantor but for a failure after Completion by any member of the Purchaser's Group to make all claims and take all other action necessary for the surrender;

4.8    the liability has been relieved or mitigated because the Covenantor has procured for no consideration settlement of such liability pursuant to Section 36 Finance Act 1998;

4.9    the matter giving rise to the liability is a liability to Tax that has been paid or discharged on or before Completion;

4.10    the liability would not have arisen but for a cessation of or any change in the nature, conduct or reorganisation of any trade or business carried on by the Company, being a cessation or change occurring on or after Completion;

4.11    the income profits or gains in respect of which the Tax Liability arises were actually earned, accrued or received by the Company before Completion but were not reflected in the Audited Accounts;

4.12    any Relief arising in respect of any Event or any income profits or gains earned, accrued or received on or before Completion, other than an Accounts Relief, a Post Completion Relief or a Relief which has previously been utilised, is available to relieve or mitigate a liability to Tax in respect of which the Covenantor is liable under the covenants contained in clause 102 above;

4.13    the liability to Tax that is the subject matter of the liability arises or is increased as a result of the rate or average rate of any Taxation for any period which is applicable to the Company increasing as a result of the sale and purchase of the Company under the Agreement, including the Company ceasing to be subject to corporation tax at the small companies' rate (or qualifying for relief under Section 13(2) Taxes Act 1988) and becoming subject to corporation tax at the rate applicable to companies generally;

4.14    the liability arises or is increased as a result of either the Company or the Purchaser after Completion failing to act in accordance with the reasonable written request of the Covenantor pursuant to the provisions of clause 6 of this Deed;

4.15    the liability arises or is increased as a result of any change after Completion in the bases methods or policies of accounting of the Purchaser or the Company save where such change is made to comply with a generally accepted accounting practice, the published practice of any Tax Authority, law or rule of any regulatory authority or body in force at the Completion Date;

4.16    the liability arises after or on Completion in relation to the exercise after Completion of any options or rights over any shares granted under any incentive plan sub-plan programme or scheme without prejudice to any such claim under the Agreement;

4.17    the liability arises in respect of Deferred Salary and Bonuses; or

4.18    the Covenantor shall have no liability in respect of any Tax Claim unless the amount of the Tax Claim is equal to or exceeds five thousand pounds (GBP5,000) (in which case the Covenantor shall be liable for the whole amount of the Tax Claim and not simply the excess).

5.    DURATION AND FINANCIAL LIMITATIONS

Paragraphs 2, 3.1 and 4.8 of Part 1 of Schedule 6 and paragraph 2 of Part 2 of Schedule 6 of the Agreement shall apply in respect of any Tax Claim mutatis mutandis as if the same were set out and repeated herein.

6.    CONDUCT OF CLAIMS

6.1    If the Purchaser or the Company has notice or is otherwise aware of any Claim for Tax which gives or may give rise to a Tax Claim the Purchaser shall or shall procure that the Company shall forthwith, but not as a condition precedent to the making of a Tax Claim, (and in any event, in the case of the receipt of a Claim for Tax consisting of any assessment or demand for Tax or for which the time for response or appeal is limited, not less than ten clear Business Days prior to the day on which the time for response or appeal expires) give written notice of the Claim for Tax to the Covenantor.

6.2    If the Covenantor in writing reasonably requires, the Purchaser shall or shall procure that the Company shall supply the Covenantor with such available and relevant details, documentation, correspondence and information and shall (subject to sub-clause 6.3 below) take such action as the Covenantor may reasonably request in writing to negotiate avoid dispute resist compromise defend or appeal against the Claim for Tax and any adjudication in respect thereof PROVIDED THAT the

Covenantor shall first indemnify the Company and the Purchaser against the Tax Liability for which the Covenantor is liable under this Deed.

6.3    The Purchaser shall procure that the Company shall:

6.3.1    make no settlement or compromise of the dispute without the prior approval of the Covenantor, which approval shall not be unreasonably withheld or delayed; and

6.3.2    not take any action or omit from doing any thing which it would not have done (or omitted from doing) had this deed not existed unless required by law or a Tax Authority to do so; and

6.3.3    do nothing or omit to take any action which would increase the Tax Liability for which the Covenantor is or may be liable under this deed other than any act or omission in the ordinary course of business of the Company or anything expressly provided for in this Deed, the Agreement or in the Audited Accounts.

6.4    The Purchaser shall keep the Covenantor fully informed of the progress in settling the relevant Claim for Tax and shall as soon as reasonably practicable forward, or procure to be forwarded to the Covenantor copies of all material correspondence pertaining to it.

6.5    The Purchaser shall not be obliged to take or procure the taking of the following actions pursuant to sub-clause 6.2:

6.5.1    contesting any Claim for Tax before any court or beyond the Court of Appeal (excluding for the avoidance of doubt the General Commissioners of Inland Revenue, the Special Commissioners of Inland Revenue or the Value Added Tax and Duties Tribunal in the United Kingdom (and any equivalent thereof outside the United Kingdom) unless the Covenantor obtains the written opinion of leading tax counsel to the effect that the appeal in question will, on the balance of probabilities, succeed;

6.5.2    any action whatsoever requested by any receiver, administrator or trustee in bankruptcy;

6.5.3    any action or procure that the Company take any action if such action would have a materially adverse effect on the amount of tax payable by the Purchaser or the Company in respect of a period after Completion.

6.6    If it is alleged that any Covenantor (at any time) or the Company (prior to Completion) has committed any act or omission constituting fraudulent or negligent conduct relating to Tax sub-clause 6.2 shall not apply and the Covenantor shall cease to have any right thereunder.

7.    DATE FOR PAYMENT

7.1    Where a Tax Claim or any sum to which sub-clause 3.2 of this Deed applies involves the Purchaser or the Company being under a liability to make a payment to any Tax Authority, the Covenantor shall pay to the Purchaser in cleared funds the amount claimed on or before the later of the fifth Business Day after demand is made therefor and the fifth Business Day before the date on which the amount in question is finally payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect thereof.

7.2    Where the Covenantor is liable to make a payment under sub-clause 2.1.2 of this Deed, the Covenantor shall pay to the Purchaser in cleared funds the amount in question on the later of the fifth Business Day after demand is made therefor and the fifth Business Day after the date on which the Tax in question would have been arisen.

7.3    Where the Covenantor is liable to make any payment under any other Tax Claim, the date for the payment of which is not determined under sub-clauses 7.1 or 7.2 above, the Covenantor shall pay to the Purchaser the amount in question on the fifth Business Day after demand is made therefor.

7.4    Any sum not paid by the Covenantor on a date determined under sub-clauses 7.1, 7.2 or 7.3 above (the "due date") shall bear interest (which shall accrue from day to day after as well as before any judgement for the same) at the rate of [4%] per annum over the base rate of Barclays Bank plc or in the absence thereof at such similar rate as the Purchaser shall select from the due date up to and including the day of actual payment of such sum (or the next Business Day if the date of actual payment is not a Business Day) compounded quarterly. Such interest shall be paid on the demand of the Purchaser.

8.    TAX AFFAIRS

8.1    The Covenantor or its duly authorised agents or advisers shall, at the reasonable expense of the Company prepare and submit the corporation tax computations and returns of the Company for its accounting period(s) (within the meaning of Section 12 of the Taxes Act 1988) ended on the Balance Sheet Date (the "Relevant Accounting Period(s)") (the "Tax Computations").

8.2    The Covenantor shall deliver to the Purchaser for comments any Tax Computations, return, document or correspondence and details of any information or proposal (the "Relevant Information") which it intends to submit to the Inland Revenue before submission to the Inland Revenue and shall take account of the reasonable comments of the Purchaser prior to its submission to the Inland Revenue.

8.3    The Purchaser shall or shall procure that:

8.3.1    the Company properly authorises and signs the Tax Computations;

8.3.2    the Company provides the Covenantor with such information and assistance, including without limitation, such access to its books, accounts and records which may reasonably be required to prepare, submit, negotiate and agree the Tax Computations;

8.3.3    any correspondence which relates to the Tax Computations shall, if received by the Purchaser or any Company or either of their agents or advisers, be properly copied to the Covenantor.

9.    THIRD PARTY CLAIMS

9.1    If the Company or the Purchaser is before the sixth anniversary of the date hereof entitled to recover from another person or a Tax Authority a sum in respect of any liability under this Deed to which a Tax Claim relates and which has been satisfied in full by the Covenantor in cleared funds the Purchaser shall as soon as reasonably practicable give notice thereof to the Covenantor and if the Covenantor indemnifies and secures the Purchaser or as appropriate the Company (to the Purchaser's reasonable satisfaction) against the reasonable costs of the Purchaser or as appropriate the Company in connection with taking the following action, the Purchaser shall or shall procure that the Company shall take such action reasonably requested by the Covenantor to enforce recovery against that person or Tax Authority.

9.2    In the event that the Purchaser recovers any sum referred to in sub-clause 9.1 after taking any action at the request of the Covenantor under that sub-clause, the Purchaser shall as soon as reasonably practicable account to the Covenantor for the lesser of:

9.2.1    the sum recovered net of any Tax on the sum and the costs and expenses of recovering the same; and

9.2.2    any amount paid by the Covenantor in respect of the matter giving rise to the relevant Tax Claim.

10.    OVERPROVISIONS, TAX SAVINGS, REPAYMENTS

10.1    If the Company's Auditors for the time being shall (at the Covenantor's request and expense) become aware that:

    a.    any provision for Tax (other than a provision for deferred tax) in the Audited Accounts is an overprovision otherwise than by reason of any Relief arising after Completion or any act of the Company after Completion (an "Overprovision");

  a Claim for Tax which has resulted in a payment by the Covenantor to the Purchaser under this Deed or the Tax Warranties has given rise to a Relief resulting in a liability to Tax of the Company or the Purchaser being reduced (such reduction being a "Tax Saving"); or

  a right to repayment of Tax arising in respect of any period prior to Completion (not being an Accounts Relief or otherwise treated as an asset in any audited accounts of the Company)(a "Repayment Right"); or

  a Tax Refund arising in respect of any period prior to Completion (not being an Accounts Relief or otherwise treated as an asset in any audited accounts of the Company the Purchaser shall give written details to the Covenantor as soon as reasonably practicable and the Covenantor may upon receiving such notice request the Auditors to certify (at the expense of the Covenantor) the amount of the value of such Overprovision, Repayment Right Tax Saving or Tax Refund (the "Relevant Amount") which shall be dealt with in accordance with clause 10.2.

10.2    Where pursuant to clause 10.1 the Relevant Amount is to be dealt with in accordance with this sub-clause:

a.    the Relevant Amount shall first be set off against any payment then due from the Covenantor in respect of a claim under this Deed or under the Tax Warranties; and

b.    to the extent that there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this Deed in respect of a claim under this Deed or under the Tax Warranties and not previously refunded under this sub-clause, up to the amount of such excess; and

c.    to the extent that there remains any excess, such excess shall be carried forward and set against future payments due from the Covenantor in respect of a claim under this Deed or under the Tax Warranties.

11.    PURCHASER'S COVENANT

11.1    For the purposes of this clause, "Indemnified Person" means:

    the Covenantor; or

    a person which is or at any time has been under the control of the Covenantor and "control" has the meaning given by Section 416 Taxes Act.

11.2    The Purchaser agrees with the Covenantor (contracting for himself and as trustee for each Indemnified Person) to pay to the Covenantor an amount equal to:

    any liability of an Indemnified Person pursuant to sub-section 767A 767AA (or 767B) in respect of Tax assessed on, or recoverable from, the Indemnified Person which Tax is primarily or directly chargeable against, or attributable to, the Company; and

    the reasonable costs and expenses properly incurred which the Indemnified Person incurs in connection with, or as a consequence of, any of the matters in clause 11.2(a) where a bona fide claim arises under this clause and the Purchaser or Company become liable to make payment to the Covenantor under clause 11.1);

    Provided that the Purchaser shall not be liable under clause 11.2 if and to the extent that:

      the Purchaser or the Company has discharged such Tax by direct payment to the Tax Authority;

      an amount in respect thereof has previously been paid by the Purchaser or the Company to the Covenantor or any other Indemnified Person; or

      the Purchaser can make a valid claim under this Deed in respect of such amount.

12.    MISCELLANEOUS

12.1    Any payment to the Purchaser or the Company under any Tax Claim shall be deemed to be a reduction of the Consideration.

12.2    The Covenantor shall not be liable:

12.2.1    in respect of any breach of the Tax Warranties if and to the extent that the loss incurred is or has been included in any claim under this Deed which has been satisfied in full in cleared funds;

12.2.2    in respect of a claim under this Deed if and to the extent that the amount claimed is or has been included in a claim for breach of the Tax Warranties which has been satisfied in full provided that this sub-clause 12.2 shall not prevent the Purchaser from recovering any amount of shortfall in the amount of Tax Liability in relation to which any amount has been recovered from a claim under the Tax Warranties;

12.2.3    more than once under this Deed in respect of any liabilities which arise in respect of the same subject matter giving rise to a claim under this Deed and if the Purchaser assigns the benefit of this Deed, the Covenantor's liability shall be limited pursuant to the provisions of clauses 15.4 and 15.5 of the Agreement.

12.3    The Purchaser shall notwithstanding the provisions of sub-clause 12.2 of this Deed in its absolute discretion decide whether to make a claim under this Deed, the Tax Warranties or both.

12.4    The provisions of clauses 18 (Further Assurance), 20 (Costs), 24 (Amendments), 26 (Rights of Third Parties), 27 (Notices), 28 (Counterparts), 30 (Governing Law, and 31 (Jurisdiction) of the Agreement shall be deemed to be incorporated in this Tax Deed mutatis mutandis as if the same were set out herein save that any references therein to this "Agreement" shall be deemed to refer herein to this "Deed".

13.    SEVERABILITY

The invalidity, illegality or unenforceability of any provision of this Deed shall not affect the continuation in force of the remainder of this Deed.

Duly executed by the Parties

EXECUTED and delivered on the date hereof as a Deed by Chyron Corporation in the presence of:	))

EXECUTED and delivered on the date hereof as a Deed by Oval (1883) Limited acting by:	))
Director
Director/Secretary

SCHEDULE 10

Licence

This Agreement is made on                                                          2003

Between:

  Chyron Corporation a company incorporated under the laws of New York whose registered office is at 5 Hub Drive, Melvill, New York, 11747, New York, United States of America (the "Licensor"); and

  Oval (1883) Limited (company number: 4808255) whose registered office is at 2 Temple Back East, Temple Quay, Bristol, BS1 6EG (the "User").

Background:

  The Licensor is the proprietor in the Territory of the Trade Marks.

  Pursuant to a sale agreement of even date for the sale and purchase of the entire issued share capital of Chyron UK Holdings Limited, the Licensor has agreed to grant the User the right to use the Trade Marks in the Territory in respect of the Goods upon the terms of this Agreement.

  The User wishes to take a licence to use the Trade Marks on the terms and conditions of this Agreement.

It is agreed as follows:

1. Definitions and interpretation

In this Agreement unless the context otherwise requires the following definitions shall apply:

"Agreement" means this Agreement (including any schedule or annexure to it and any document in agreed form).

"Goods" shall have the meaning as set out in clause 3;

"Territory" means the world; and

"Trade Marks" means the registered Trade Marks listed in the Schedule.

2. Grant of licence

2.1 In consideration of the obligations undertaken by the User under this Agreement, the Licensor grants to the User a royalty free right to use the Trade Marks (with the right to grant sub-licences) upon and in relation to the Goods within the Territory. The right granted under this Agreement shall be non-exclusive.

3. The Goods

For the purposes of this Agreement the "Goods" means the goods listed in the schedule to this Agreement.

4. Confidentiality

4.1 Each party undertakes to use all documents and any information obtained from the other party in connection with this Agreement solely for the purpose of performing this Agreement.

4.2 Each party undertakes to keep and procure to be kept confidential all information received from the other party which is marked as or is evidently confidential, unless:

        at the time of receipt such information was already independently known by the receiving party;

        such information at any time falls into the public domain other by a breach of this clause 4; or

        disclosure of the information is required by law.

5.     Manner of use

5.1 The User shall use the Trade Marks in the manner in which they were used prior to the date of the sale of Chyron UK Holdings Limited.

5.2 The User shall not use the Trade Marks in any way that could prejudice any rights in or under the trade marks, and in particular shall not do or omit to do anything that could prejudice the validity of the Trade Marks.

5.3 The User acknowledges the Licensor's ownership of the Trade Marks and agrees that any use of the Trade Marks by the User will be for the benefit of the Licensor and the User hereby assigns to the Licensor by way of future assignment all the goodwill relating to the Trade Marks that may arise as a result of the use of the Trade Marks by the User.

5.4 The User shall indemnify the Licensor from and against all claims, demands, actions, liabilities and damages made by, or awarded to, any person and any costs and expenses thereof arising from the exercise by the User of any of the rights granted under this Agreement, or otherwise arising from use of the Trade Marks under this Agreement.

6. Term and termination

6.1 This Agreement shall commence on the date set out on page 1 and shall continue for a period of ten years unless and until terminated in accordance with sub-clauses 6.2.

6.2 The Licensor may terminate this Agreement immediately by notice in writing if:

        the User commits a material breach of this Agreement that is not capable of remedy or commits a breach that is capable of remedy but which the User fails to remedy within forty days of receipt of a written notice setting out the details of such breach; or

        an encumbrancer takes possession or a receiver is appointed over any of the property or assets of the User; or

        the User makes any voluntary arrangements with its creditors or becomes the subject of an administration order or other comparable process; or

        the User goes into liquidation or other comparable process (except for the purposes of an amalgamation, reconstruction or other reorganisation); or

        the User ceases, or threatens to cease, to carry on business; or

        any event occurs which is analogous to any of those set out in (a) to (e) above.

7. Effect of termination

Upon termination of this Agreement the User shall:

        cease to use the Trade Marks upon or in relation to the Goods; and

        do everything necessary on its part to ensure the cancellation of any registration of the User as a licensee of the Trade Marks in the Territory.

8. Notices

8.1 Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post or facsimile to the address of the party as set out on page 1 of this Agreement or as otherwise notified in writing from time to time.

8.2 Except as referred to in sub-clause 8.3, a notice shall be deemed to have been served:

        at the time of delivery if delivered personally;

        3 days after posting in the case of an address in the United Kingdom and 7 days after posting for any other address;

        2 hours after transmission if served by facsimile during normal business hours of the recipient, and at the opening of the next normal business day if not sent during such normal business hours.

8.3 The deemed service provisions set out in sub-clause 8.2 do not apply to:

        a notice served by post, if there is a national or local disruption of postal services which affects the giving of the notice; and

        a notice served by facsimile, if the receiving party informs the sending party that the notice has been received in a form which is unclear.

A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

9. Waiver

9.1 Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

9.2 No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

10. Severance

To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

11. Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement.

12. Exclusion of third party rights

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

13. Governing law and jurisdiction

13.1 This Agreement shall be governed by and construed in accordance with English law.

13.2 Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of England.

This Agreement has been signed on the date appearing at the head of page 1.

The Schedule

The Goods

Software products which exist at the date of this Agreement and which are described in the attached product catalogue contain code which may create a directory named Chyron during installation on a user's PC.

Existing artwork and relevant CAD data files which exist at the date of this Agreement create printed circuit boards which are permanently marked Chyron. These circuit boards are incorporated into sub-assemblies which are built into products as described in the attached product catalogue.

Trade Marks

Mark	Country	Number
Chyron	Australia	Application: 669062 Registration: 669062
Chyron	Brazil	Application: 818883928 Registration: 818883928
Chyron	Benelux	Application: 79.747 Registration: 584.052
Chyron	Canada	Application: 789,441 Registration: TMA 473,752
Chyron	Switzerland	Application: 9605/1995.0 Registration: 433,990
Chyron	China	Application: 950102815 Registration: 981736
Chyron	Germany	Application: 39532709.1 Registration: 39532709
Chyron	Denmark	Application: VA 06.026 1995 Registration: 01.879-1996
Chyron	France	Application: 95584377 Registration: 95584377
Chyron	Britain	Application: 2029787 Registration: 2,029,787
Chyron	Italy	Application: MI 95C 008184 Registration: 729742
Chyron	Japan	Application: 7-80286 Registration: 3367582
Chyron	S. Korea	Application: 95-31667 Registration: 377627
Chyron	Mexico	Application: 240502 Registration: 529342
Chyron	Sweden	Application: 95-08894 Registration: 324.297
Chyron	USA	Application: 73/078,998 Registration: 1,057,452
Chyron	S. Africa	Application: 95/10140 Registration: 95/10140

Signed by Michael Knight )
for and on behalf of )
Chyron Corporation )
in the presence of: )

Signature of witness:

Name:

Address:

Occupation:

Signed by Peter Mayhead )
for and on behalf of )
Oval (1883) Limited )
in the presence of: )

Signature of witness:

Name:

Address:

Occupation:

SCHEDULE  11

BARCLAYS BANK GUARANTEES

Instrument Number	Amount	Beneficiary	Issue Date	Expiry Date
4267586	GBP10,000	HM Customs	27.1.1993	UFN
4454362	EUR152,449.02	Tax Presentation Serv	5.11.1998	UFN
4524194	GBP96,000	LCCI	15.11.1999	UFN
4529998	GBP3,900	SAROK	15.02.2000	15.05.2000
4667021	GBP44,201	Emirates Media	27.06.2002	30.09.2002
4684877	US$2,280	TRT Kurumu Genel	31.10.2002	30.04.2004
4685667	GBP19,519.20	Foreningsparbanken	11.11.2002	16.01.2003

SCHEDULE 12

Deferred Consideration

  In this Schedule, the following expressions shall have the following meanings:-

  "connected person"

  means a connected person as defined by section 839 of the Income and Corporation Taxes Act 1988 Part XIX;

  "a controlling interest"

  means an interest in a Group Company which entitles the holder or holders thereof to cast more than 50% of the votes attaching to all of the issued share capital of the company and/or to receive out of the assets of the company available for distribution amongst the holders of ordinary shares in the capital of the company on a return of capital 50% or more of such assets;

  "sale"

  shall include a reference to any disposal or transfer of an interest, including by way of charge and creating a charge over the interest other than a charge granted to that company's bankers as part of that company's ordinary banking arrangements;

  "total interest"

  means an interest in a company which entitles the holder or holders thereof to cast 100% of the votes attaching to all of the issued share capital of the company and/or to receive out of the assets of the company available for distribution amongst the holders of ordinary shares in the capital of the company on a return of capital 100% of such assets and/or to receive 100% of any dividends distributable to the holders of ordinary shares in the capital of the company.

1.1    In the event that, at any time on or prior to 30 April 2005:-

1.1.1    the Purchaser and/or a connected person of the Purchaser shall whether alone or together and whether in one transaction or in a series of transactions sell, or agree to sell or grant or agree to grant an option over a controlling interest in a Group Company other than to a connected person of the Purchaser; or

1.1.2    any shareholder(s) of the Purchaser or of a connected person of the Purchaser which has acquired all or a substantial part of the assets of the Business of the UK Subsidiary ("relevant connected person") shall whether alone or together and whether in one transaction or in a series of transactions sell, agree to sell or grant or agree to grant an option over a controlling interest in the Purchaser or the relevant connected person to a person or persons other than a connected person of the Purchaser or a Group Company at the relevant time other than in circumstances where the provisions of paragraph 1.1.3 apply; or

1.1.3    a controlling interest in the Purchaser is sold or agreed to be sold to one or more of the Purchaser's connected persons in one or more transactions or an option over a controlling interest in the Purchaser is granted or agreed to be granted to one or more of the Purchaser's connected persons in one or more transactions and such connected person(s) who has or together have such rights in controlling interest shall whether in one or more transactions sell or agree to sell or grant or agree to grant an option over a controlling interest in the Purchaser to a person or persons who is or are not one of the Purchaser's connected persons other than in circumstances where the provisions of paragraph 1.1.4 apply; or

1.1.4    the Company and/or a connected person of the Purchaser including the Purchaser in one or more transactions sells, agrees to sell or grants an option or agrees to grant an option to acquire all or material part of the assets and undertaking of the Business carried on by the Company and/or a connected person of the Purchaser or any purchaser of any such assets to a person or persons other than the Purchaser or one of the Purchaser's connected persons the Purchaser shall, subject to paragraph 3, pay to the Vendor deferred consideration calculated in accordance with the following formula:-

a = ( b - 11,200,000 ) x c x 0.2

        c

where:-

"a" is the deferred consideration payable to the Vendor by the Purchaser and/or a connected person of the Purchaser;

"b" is the total consideration (in money's worth) for which the Purchaser and/or a connected person of the Purchaser (in the circumstances described in paragraph 1.1 above) has sold or agreed to sell or granted or agreed to grant any option over a controlling interest in the Company, or the shareholders of the Purchaser or of a relevant connected person (as the case may be) have sold, agreed to sell or granted or agreed to grant any option :

    over a controlling interest in the Purchaser or the relevant connected person; or

    a controlling interest of a Group Company; or

    acquire all or a material part of the assets and undertaking of the Business;

in each case less c x the portion of the GBP3,400,000 borrowed from HSBC to finance the Initial Consideration and the repayment of the Vendor Loan to the extent it has not been repaid at the date of the event referred to above; and

"c" is such percentage as the controlling interest or the assets of the Company (as aggregated together in respect of each relevant transaction) sold, agreed to be sold or in respect of which options have been granted or agreed to be granted (whether by the Company, the Purchaser or a connected person of the Purchaser) represents as a percentage of the total interest in the relevant company or of the total assets of the Company and/or Purchaser or connected person as applicable referable to the Business at the relevant time (as the case may be), expressed as a decimal and where 100% equals 1.

2    For the avoidance of doubt if "a" in paragraph 1 above shall be GBP0 or less then no deferred consideration shall be payable to the Vendors.

3    If any of the events referred to in paragraph 1.1 occurs then the Purchaser shall forthwith give notice to the Vendor of such event together with a certified copy of the agreement pursuant to which such event has occurred.

4    Within 15 business days of such notification as is referred to in paragraph 3 above, the Vendor shall deliver to the Purchaser a letter detailing the amount of Deferred Consideration payable together with the amounts of each of 'a', 'b' and 'c' used to arrive at such figure.

5    The Purchaser and each Group Company shall give the Vendor on reasonable notice access to such documents, books and records of the Purchaser or any Group Company (including those kept for the purposes of VAT) as the Vendor shall reasonably require and provide copies (at the Vendor's cost) of such documents, books and records for the purposes of determining whether any of the events referred to in paragraph 1.1 above has occurred and any matter relating to such events.

6    If the Purchaser does not agree with the amount of deferred consideration referred to in the notification pursuant to paragraph 5 it shall within the 10 business days of its receipt of the notification referred to in paragraph 5 above give notice to the Vendor of such disagreement specifying as far as reasonably practicable the reasons for the dispute then the Vendor and the Purchaser shall each use all reasonable endeavours to reach agreement upon the matter or matters in dispute. If agreement on all disputed matters cannot be reached within 20 business days of the date of the relevant Notice or such later date as the parties may agree in writing, any matter still in dispute shall be referred forthwith to a single independent chartered accountant or to an independent firm of chartered accountants (the "Expert") to be agreed between the Vendor and the Purchaser within 5 business days or, failing such agreement, shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales upon the application of any party.

7    In order to enable the Expert to review the Notification and to determine the amount of deferred consideration payable, if any, the Purchaser shall procure that:

      the Expert is given access to the books, records and working papers relating to the Purchaser, the Group and to all their respective staff; and

      the Expert is generally provided with such other information and assistance that they may reasonably require and in a timely fashion.

8    The Expert shall act as an expert and not as an arbitrator in connection with the giving of any determination and the determination of the Expert shall be final and binding on the parties, except in the case of manifest error. In making such determination, the Expert shall have regard to any representations made by the Vendor and the

Purchaser. The costs of the Expert shall be borne as to half by the Purchaser and half by the Vendor. Upon the agreement or determination (as the case may be) of the matter which is in dispute, such amount of deferred consideration shall then be the deferred consideration payable pursuant to this schedule for the purposes of this Agreement.

9    The deferred consideration payable pursuant to this schedule shall be payable within 10 business days of its agreement by the parties or its determination by the Expert or, if no notice is served pursuant to paragraph 6, within 20 business of the Purchaser's receipt of the notification referred to in paragraph 5.

10    To the extent that the total consideration receivable is comprised in part of any amount which is subject to retention (such as deferred consideration) or adjustment (such as a completion accounts mechanism) (the "Deferred Amount") then an amount of the compensation payable to the Vendor equal to the amount by which the Deferred Amount corresponds to the total consideration shall not become payable until such retention no longer exists and until any such adjustment has been determined.

11    If following the payment to the Vendor of the Deferred Consideration, the amount of the consideration paid to the Purchaser and/or a connected person of the Purchaser is reduced including without limitation, by virtue of a warranty claim then to the extent that the Purchaser and/or a connected person of the Purchaser repays that part of the consideration, it shall forthwith give notice to the Vendor. Within 15 business days following receipt of such notice, the Vendor shall deliver to the Purchaser a letter detailing the amount of Deferred Consideration payable together with the amounts of each of 'a', 'b' and 'c' used to arrive at such figure. The provisions of paragraphs 5-8 shall apply mutatis mutandis to any such recalculation.

12    If the deferred consideration payable or paid pursuant to this schedule shall be reduced as a result paragraph 11 above the Vendor shall within 30 business days of its agreement by the parties or its determination by the Expert pay an amount equal to the overpayment received by the Vendor, less any Tax which the Vendor has paid or is payable by the Vendor in relation to such overpayment.

Signed and delivered as a Deed on behalf of Chyron Corporation, a company incorporated in New York, acting by Michael Knight, being a person who, in accordance with the law of that territory, is acting under the authority of the Company

) ) /s/ Michael Knight Michael Knight

Signed and delivered as a Deed on behalf of Oval (1883) Limited acting by and	) )
Director /s/ James Reid James Reid
Director/Secretary /s/ Peter Mayhead Peter Mayhead